UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Capstead Mortgage Corporation

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of Annual Meeting of Stockholders

To Be Held May 11, 2021

To the stockholders of

CAPSTEAD MORTGAGE CORPORATION:

On behalf of our board of directors, I am pleased to invite you to attend the 2021 Virtual Annual Meeting of Stockholders of Capstead Mortgage Corporation, a Maryland corporation, to be held live over the internet on Tuesday, May 11, 2021 beginning at 9:00 a.m., Central Time, for the following purposes:

(1)	To elect eight directors to hold office until our next annual meeting of stockholders and until their successors are elected and qualified (Proposal 1);
(2)	To approve on an advisory (non-binding) basis our 2020 executive compensation (Proposal 2); and
(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 3).

In the discretion of the proxies, our annual meeting may include the transacting of any other business that may properly come before the meeting or any adjournment of the meeting.

** PLEASE VOTE NOW **	YOUR VOTE IS IMPORTANT	** PLEASE VOTE NOW **

Stockholders of record at the close of business on March 17, 2021 will be entitled to notice of and to vote at our annual meeting of stockholders. It is important your shares are represented at our annual meeting regardless of the size of your holdings. Whether or not you plan to attend the virtual meeting, please vote your shares as promptly as possible via the internet, by telephone, or by signing, dating and returning your proxy card. Voting promptly saves us the expense of a second mailing or telephone campaign and reduces the risk that the meeting is adjourned because of the lack of a quorum. Voting via the internet or by telephone helps reduce postage and proxy tabulation costs. See the “Voting” section of this proxy statement for a description of voting methods.

Stockholders please note that New York Stock Exchange regulations require you to vote this proxy in order for your shares to be counted. Your broker will not have any discretion to vote your shares on your behalf for Proposals 1 and 2 without direction from you.

PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.

By order of our board of directors,

Lance J. Phillips

Secretary

8401 North Central Expressway, Suite 800

Dallas, Texas 75225-4404

April 1, 2021

TABLE OF CONTENTs

CAPSTEAD MORTGAGE CORPORATION

8401 North Central Expressway, Suite 800

Dallas, Texas 75225-4404

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held Virtually On May 11, 2021

This proxy statement, together with the proxy, is solicited by and on behalf of the board of directors of Capstead Mortgage Corporation, a Maryland corporation, for use at our annual meeting of stockholders to be held virtually on May 11, 2021 beginning at 9:00 a.m., Central Time. Our board is requesting you to allow your shares to be represented and voted at our annual meeting by the proxies named on the proxy card. “We,” “our,” “us,” “The Company” and “Capstead” each refers to Capstead Mortgage Corporation.

Stockholders attending the Virtual Annual Meeting will have the same opportunities they have had at past in-person annual meetings to participate, ask questions and provide feedback to our management team and our board of directors. Representatives of Ernst & Young LLP, our independent registered public accounting firm, will also attend the Virtual Annual Meeting and will be available to answer questions at that time.

In order to attend the Annual Meeting virtually via the Internet, stockholders must register in advance at www.proxydocs.com/CMO. Stockholders will be required to enter the control number found on the proxy card, voting instruction form or Notice of Electronic Availability that were provided. Upon completing the registration, such stockholders will receive further instructions via email, including unique links that will allow each registered stockholder to access the meeting and will permit a registered stockholder to submit questions during the meeting. If a stockholder encounters any difficulties accessing the virtual meeting during the check-in or meeting time, such stockholder may call the technical support number provided.

A notice regarding the internet availability of this proxy statement and our 2020 annual report will first be mailed to stockholders on or about April 1, 2021. This proxy statement will be available on our website at that time. See the “Notice of Electronic Availability of Proxy Materials” section of this proxy statement for more information. At our annual meeting, action will be taken to elect eight directors to hold office until the next annual meeting and until their successors are elected and qualified (proposal 1); to hold an advisory (non-binding) vote on executive compensation (proposal 2); and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (proposal 3). In the discretion of the proxy holders, proxies may be voted on any other business that may properly come before the meeting or any adjournment of the meeting.

FORWARD-LOOKING STATEMENTS

Certain statements in our proxy statement, other than purely historical information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and assumptions of management that are subject to risks and uncertainties that may cause actual results to differ materially from our expectations. Please see “Forward-Looking Statements” in the 2020 annual report for more information.

WHO WE ARE

We operate as a self-managed real estate investment trust (“REIT”) for federal income tax purposes and are based in Dallas, Texas.  We were incorporated in the state of Maryland in 1985 and our common and Series E preferred stock are listed on the New York Stock Exchange under the symbols “CMO” and “CMOPRE,” respectively.

Our investment strategy involves managing and earning a financing spread on a leveraged portfolio of residential mortgage pass-through securities currently consisting primarily of adjustable-rate mortgage (“ARM”) securities issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.  Together, these securities are referred to as “Agency Securities,” and are considered to have limited, if any, credit risk.  This strategy differentiates Capstead from its peers because ARM loans underlying its investment portfolio can reset to more current interest rates within a relatively short period of time.  This positions the Company to benefit from a potential recovery in financing spreads that typically contract during periods of rising short-term interest rates and can result in smaller fluctuations in portfolio values compared to portfolios containing a significant amount of fixed-rate mortgage securities.

GENERAL INFORMATION ABOUT VOTING

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our board. We will bear the expense of soliciting proxies for our annual meeting, including the mailing cost. In addition to solicitation by mail, our officers or a company of our designation may solicit proxies from our stockholders by telephone, e-mail, facsimile or personal interview. Our officers receive no additional compensation for such services.

We intend to request persons holding shares of our common stock in their name or custody, or in the name of a nominee, to send a notice of internet availability of proxy materials to their principals and request authority for the execution of the proxies. We will reimburse such persons for their expense in doing so. We will also use the proxy solicitation services of Georgeson Inc. For such services, we will pay a fee that is not expected to exceed $8,500 plus out-of-pocket expenses.

Voting Securities

Our common stock is our only equity security entitled to general voting rights. Each share of common stock entitles the holder to one vote. As of March 17, 2021, there were 96,847,910 shares of common stock outstanding and all are entitled to vote for matters coming before our annual meeting. Only common stockholders of record at the close of business on March 17, 2021 are entitled to vote at the meeting or any adjournment of the meeting.

Voting

If you hold shares of our common stock in your own name as a holder of record, you may instruct the proxies to vote your shares through any of the following methods:

•	via the internet by logging on to www.proxypush.com/CMO to gain access to the voting site and to authorize the proxies to vote your shares;
•	by calling our proxy tabulator at (866) 256-1193 and following the prompts; or
•	by signing, dating and mailing the proxy card in the postage-paid envelope provided.

Our counsel has advised us these three voting methods are permitted under the corporate law of Maryland, the state in which we are incorporated.

Please submit your internet and telephone vote prior to the start of the meeting. If you prefer, you may vote your shares on the day of our virtual annual meeting.

If a broker, bank or other nominee holds shares of our common stock on your behalf, the voting instructions above do not apply to you. You will receive voting instructions from them.

Counting of Votes

A quorum will be present at our annual meeting if holders of a majority of our outstanding shares of common stock are present, virtually or by proxy. If you have returned valid voting instructions or if you hold your shares in your own name as a holder of record and attend the meeting virtually with your proxy, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the meeting may be postponed or adjourned until a quorum has been obtained.

We have hired Mediant Communications to count all votes cast at our annual meeting. The affirmative vote of a majority of all the votes cast at the annual meeting is required to elect each nominee to our board (proposal 1), approve on an advisory (non-binding) basis our 2020 executive compensation (proposal 2), and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021 (proposal 3). Unless otherwise required by Maryland or other applicable law, the affirmative vote of a majority of all votes cast is also required to approve any other matter brought to a vote at the meeting.

Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to any non-routine matter, including votes to elect our directors (proposal 1), or votes regarding executive compensation (proposal 2) unless the brokers have received instructions from the beneficial owners of the shares. It is therefore important that you provide instructions to your broker so that your shares will be counted in these matters.

Brokers may vote at their discretion on all routine matters (i.e. the ratification of the appointment of our independent registered public accounting firm (proposal 3)). Broker non-votes occur when a broker, bank or other nominee holding shares on your behalf votes the shares on some matters but not others. We will treat broker non-votes as shares present and voting for quorum purposes and votes not cast in any non-routine matter, including proposals 1 and 2.

Abstentions, broker non-votes and withheld votes will have no effect on the outcome of the votes on proposals 1 and 2 assuming that a quorum is obtained.

If you sign and return your proxy card without giving specific voting instructions, your shares will be voted as recommended by our board.

GENERAL INFORMATION ABOUT VOTING

Right to Revoke Proxy

You must meet the same deadline when revoking your proxy as when voting your proxy. See the “Voting” section of this proxy statement for more information. If you hold shares of our common stock in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	by notifying our secretary in writing of your revocation before your shares have been voted;
•	by signing, dating and mailing a new proxy card to our secretary;

•	by calling our proxy tabulator at (866) 256-1193 and following the prompts;
•	via the internet by logging on to www.proxypush.com/CMO and following the prompts; or
•	by attending our annual meeting virtually with your proxy and voting your shares.

If your shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive information on revoking your proxy.

Notice of Electronic Availability of Proxy Materials

On or about April 1, 2021, we mailed our stockholders a notice with instructions on accessing these materials and voting online as permitted by the Securities and Exchange Commission (“SEC”). If you received a notice, you will not receive a hard copy of the proxy materials unless you request them. If you would like to receive a hard copy of our proxy materials, follow the instructions on the notice.

Multiple Stockholders Sharing the Same Address

SEC rules and Maryland corporate law allow for householding, which is the delivery of a single copy of an annual report and proxy statement, or notice of electronic availability, to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. Duplicate mailings are eliminated by allowing stockholders to consent to such elimination or through implied consent if a stockholder does not request continuation of duplicate mailings. Depending upon the practices of your broker, bank or other nominee, you may be required to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold shares of our common stock in your own name as a holder of record and would like to request householding, please contact our transfer agent, EQ Shareowner Services, at (866) 870-3684.

Extra copies of our annual report and proxy statement may be obtained free of charge by sending a request to Capstead Mortgage Corporation, Attention: Stockholder Relations, 8401 North Central Expressway, Suite 800, Dallas, Texas, 75225-4404. You can also obtain copies on our website at www.capstead.com or by calling us toll-free at (800) 358-2323, extension 2339.

Voting Results

Voting results will be announced at our annual meeting and details of the voting results will be published in a Form 8-K filed with the SEC within four business days of the meeting.

PROPOSAL ONE – ELECTION OF DIRECTORS

PROPOSAL ONE – ELECTION OF DIRECTORS

One of the purposes of our annual meeting is to elect directors to hold office until the next annual meeting and until their successors have been elected and qualified. All of our current directors are standing for re-election.

Set forth below for each director nominee is the name, age, principal occupation, the date elected or appointed to our board, board committee memberships held, the number of shares of common stock beneficially held, directorships held with other public companies and certain other biographical information necessary to provide you with a more complete understanding of the experiences, qualifications, attributes or skills of the nominees.

Also provided below is a brief discussion of our considerations for recommending each of the nominees for director. For discussion of beneficial ownership, see the “Security Ownership of Management and Certain Beneficial Owners” section of this proxy statement. If any nominee becomes unable to stand for election as a director, an event we do not presently expect, the proxy will be voted for a replacement nominee if our board designates one.

The board recommends a vote FOR all nominees.

Nominees for Director

Pat Augustine*	Age 58 Director since August 2020	Shares of common stock beneficially owned: 12,020

Founder, Meridian Enterprises

Member: Governance & Nomination Committee

•

Professional Experience: Mr. Augustine spent most of his career in structured finance beginning in 1985 at Salomon Brothers during the developmental phase of the mortgage-backed securities market. From 1996 until 2007, Mr. Augustine built the securities business at NationsBank, now Bank of America, where he ran sales, trading and research for structured products. Between 2009 and 2011, Mr. Augustine served as Head of Structured Product and Credit Portfolio Management at Swiss RE Insurance Asset Management where he was primarily responsible for oversight of residential and commercial mortgage-related products. Most recently, he served as founder of Meridian Enterprises where he built, owned and operated Planet Fitness franchises before selling to a private equity firm in 2019. Mr. Augustine holds a BA in Economics from Duquesne University and an MBA from Emory University.

• Consideration for Recommendation: Recognizing the depth of his specialty-finance related experience, Mr. Augustine is a member of our governance & nomination committee.

Jack Biegler*	Age 77 Director since June 2005	Shares of common stock beneficially owned: 110,155

Private Investor

Member: Executive and Compensation Committees

•

Professional Experience: Mr. Biegler served as president of Ellison Management LLC from 1996 until his retirement in 2009. From 1980 until its sale in 1996, Mr. Biegler served as chief financial officer (“CFO”) of Ray Ellison Industries, which was involved in the development and construction of single-family homes in San Antonio, Texas. Mr. Biegler served as our chairman of the board from April 2009 to July 2020.

•

Consideration for Recommendation: Mr. Biegler worked as a CFO in the single-family housebuilding business for a significant portion of his career and continues to be involved in various real-estate related activities on a personal basis. Recognizing the depth of his accounting, financial and real-estate related experience, Mr. Biegler is a member of our executive and compensation committees.

PROPOSAL ONE – ELECTION OF DIRECTORS

Michelle P. Goolsby*	Age 63 Director since June 2012	Shares of common stock beneficially owned: 68,745

Former Partner, Greenmont Capital Partners II

Chair: Compensation Committee Member: Executive and Audit Committees

•

Professional Experience: Ms. Goolsby was a partner and investment committee member for Greenmont Capital Partners II, a private equity firm from 2008 to 2019. From 1998 to 2008, Ms. Goolsby served as an executive vice president of Dean Foods Company (NYSE: DF) where she was responsible for corporate development, legal, corporate governance, ethics and compliance, government relations and corporate affairs. Prior to 1998, Ms. Goolsby provided legal representation for public and privately-held entities, including real estate investment trusts, in connection with securities offerings, financings, mergers, acquisitions and divestitures. Ms. Goolsby previously served as a director of WhiteWave Foods Company (NYSE: WWAV), a consumer-packaged food and beverage company, and presently serves as a member of the Advisory Board of the successor company Danone North America. Ms. Goolsby serves on the board of Simply Good Foods Company (NASDAQ: SMPL) and serves as a member of the Audit Committee. She also serves on the board of SACHEM, Inc., a privately-held chemical science company.

•

Consideration for Recommendation: Ms. Goolsby brings a diverse background of executive leadership experience, and has worked extensively with management teams and boards on matters involving risk management, strategy, compensation and corporate governance. In addition, she has significant experience in corporate financing and other capital markets transactions, including transactions on behalf of public and privately-held real estate entities. Ms. Goolsby serves as chair of our compensation committee and as a member of our executive and audit committees.

Gary Keiser*	Age 77 Director since January 2004	Shares of common stock beneficially owned: 89,678

Private Investor

Chairman: Audit Committee Member: Compensation Committee

•

Professional Experience: Mr. Keiser served as an audit partner at Ernst & Young LLP from 1980 until his retirement in 2000. Mr. Keiser began his career with Ernst & Young LLP in 1967. He also serves on several governmental, non-profit and private company boards.

•

Consideration for Recommendation: Mr. Keiser worked in the public accounting profession for his entire career, focusing a significant amount of his time on real estate and real estate finance clients. Recognizing the depth of his accounting, mortgage banking and real estate experience, Mr. Keiser serves as chairman of our audit committee and as a member of our compensation committee.

Christopher W. Mahowald*	Age 59 Director since June 2005	Shares of common stock beneficially owned: 269,914

Managing Partner, RSF Partners

Chairman of the Board Chairman: Executive Committee

•

Professional Experience: Mr. Mahowald is the managing partner of RSF Partners, a series of seven real estate-related private equity funds totaling over $1 billion in equity since its formation in 1997. Prior to forming RSF, Mr. Mahowald was a partner with the Robert M. Bass Group where he was a founding principal in several real estate-related private equity funds, including the Brazos Fund, the Lone Star Opportunity Fund and Colony Capital. Prior to joining the Bass Group, he was a principal for the Trammell Crow Company. Mr. Mahowald currently serves on the board of American Security Products, a privately-held company, and has previously served as a director for IMPAC Commercial Holdings (NYSE: ICH) and Omega Healthcare (NYSE: OHI). He is a lecturer in finance at the Stanford Graduate School of Business and serves on several non-profit boards including Stanford University's DAPER Investment Fund and Teach for America (Dallas/Fort Worth region).

•

Consideration for Recommendation: Mr. Mahowald has worked in or managed a number of real estate finance and equity funds over his career and has public company board experience. Mr. Mahowald serves as chairman of the board and as chairman of our executive committee.

PROPOSAL ONE – ELECTION OF DIRECTORS

Michael G. O’Neil*	Age 78 Director since April 2000	Shares of common stock beneficially owned: 93,759

Private Investor

Member: Audit, Executive and Governance & Nomination Committees

•

Professional Experience: Until retiring in 2001, Mr. O’Neil was a director in the investment banking division of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an investment banking firm, where he had been employed since 1972.

•

Consideration for Recommendation: Mr. O’Neil worked for a major investment banking firm his entire career, focusing on debt and equity transactions involving U.S. and foreign corporations and U.S. Treasury and mortgage-related securities and various real estate-related entities. He represented his firm as lead underwriter for our initial public offering in 1985. Recognizing the depth of his capital markets experience, and knowledge of a broad spectrum of security types, Mr. O’Neil serves as a member of our audit, executive and governance & nomination committees.

Phillip A. Reinsch	Age 60 Director since July 2016	Shares of common stock beneficially owned: 506,791

Our President and Chief Executive Officer

Member: Executive Committee

•

Professional Experience: Mr. Reinsch has served as our president and chief executive officer (CEO) since July 2016. He also served as our CFO and secretary through October 2017 and held these positions since 2003. Mr. Reinsch served in various other executive positions with Capstead since 1993. Mr. Reinsch was previously employed by Ernst & Young LLP from 1984 to 1993. Mr. Reinsch is currently serving as Co-Chair of the NAREIT Mortgage REIT Council and is a member of the National Association of Corporate Directors – Dallas Chapter.

•

Consideration for Recommendation: Mr. Reinsch has served in an executive capacity for us since 1993. Recognizing the depth of his experience in the mortgage REIT industry over an extended period of time, Mr. Reinsch serves as our president and CEO and as a member of our executive committee.

Mark S. Whiting*	Age 64 Director since April 2000	Shares of common stock beneficially owned: 90,455

Chairman and Chief Executive Officer, Drawbridge Realty Partners, LP

Chairman: Governance & Nomination Committee Member: Compensation Committee

•

Professional Experience: Mr. Whiting has served as chairman and CEO of Drawbridge Realty Partners, LP, a private commercial property investment firm based in San Francisco, California since its formation in December 2014. Prior to that Mr. Whiting was the chairman and CEO of Drawbridge Realty Trust, a predecessor company, since January 2012. He served as the managing partner of Drawbridge Partners, LLC, another predecessor company, since 1999. Mr. Whiting served on the board and as CEO of TriNet Corporate Realty Trust, Inc. (NYSE: TNET), a commercial property REIT, from 1996 through 1998 and served on the board and as president and chief operating officer of TriNet from 1993 to 1996. Mr. Whiting currently serves on the board of The Marcus & Millichap Company, a private real estate investment brokerage firm. Mr. Whiting is a member of the Stanford University Real Estate Council and previously served as a member of the Stanford University Athletic Board and the board of trustees of the Cate School.

•

Consideration for Recommendation: Mr. Whiting is currently serving as the CEO of a private commercial property investment firm and previously served as the CEO of a publicly traded REIT. Recognizing the depth of his real estate-related experience and having served as a CEO of a public company, Mr. Whiting serves as chairman of our governance & nomination committee and is a member of our compensation committee.

*

Indicates an independent director in compliance with Section 303A.02 “Independence Tests” of the New York Stock Exchange (“NYSE”) Listed Company Manual and our Board of Directors’ Guidelines. See the “Board Member Independence” section of this proxy statement for more information.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

Our business and affairs are managed under the direction of our board. Members of our board are kept informed of our business through discussions with our chairman, CEO and other executive officers, by reviewing materials provided to them, and by participating in meetings of our board and its committees.

Our board held four regular meetings and five special meetings during the year ended December 31, 2020. In accordance with our Board of Directors’ Guidelines, directors are expected to attend all meetings of our board and meetings of committees on which they serve. Each director standing for election attended at least 75% of the meetings of our board and committees on which he or she served that were held during 2020.

Attendance at Annual Meeting

In keeping with our Board of Directors’ Guidelines, directors are expected to attend our annual meeting in person or virtually. Should a director be unable to attend an annual meeting in person but is able to do so by telephonic or virtually, we will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. Each director standing for election attended, either virtually or telephonically, our 2020 annual meeting held on May 12, 2020.

Board Member Independence

Section 303A.02 “Independence Tests” of the NYSE Listed Company Manual outlines the requirements for a director to be deemed independent by the NYSE, including the mandate that our board affirmatively determines that each of our directors has no material relationship with us that would impair independence. To assist in ascertaining the independence of our directors, each director recently completed a qualification questionnaire. They were also asked to affirm compliance with all of the independence standards set forth in the NYSE Listed Company Manual and our Board of Directors’ Guidelines. Further, directors were asked to verify their interest in serving on our board in 2021 and their availability and capability to serve, as well as confirm they meet additional qualifications required for continued service as outlined in our Board of Directors’ Guidelines.

After receipt of all completed qualification questionnaires, our governance & nomination committee members were given a copy of each questionnaire, along with information regarding each director’s ownership in our equity securities. The committee briefed our board on the results of their review, noting that the son of one of our directors currently works for our independent accounting firm in a non-partner position, and in a different city with no involvement with our audit. At the conclusion of this process, our board affirmatively determined no director, with the exception of Mr. Reinsch who is our CEO, has a material relationship with us that would impair his or her independence, and each director meets all of the independence requirements set forth in the NYSE Listed Company Manual and our Board of Directors’ Guidelines. Therefore, our board is comprised of a majority of independent directors, as required in Section 303A.01 “Independent Directors” of the NYSE Listed Company Manual.

Our Board of Directors’ Guidelines are found on our website at www.capstead.com by clicking “Investor Relations,” “Corporate Governance” and “Governance Documents.” Any reference to an independent director herein infers compliance with the NYSE independence tests and our Board of Directors’ Guidelines.

Charitable Contributions

At no time during the preceding three years have we made a contribution to a charitable organization where one of our independent directors served as an executive officer.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

Board Member Compensation

Compensation of our independent directors for the fiscal year ended December 31, 2020 is outlined in the following table.

Director Compensation*

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)(b)	All Other Compensation ($)	Total ($)
Pat Augustine	75,000	75,005	–	150,005
Jack Biegler	78,000	75,003	–	153,003
Michelle P. Goolsby	95,000	75,003	–	170,003
Gary Keiser	100,500	75,003	–	175,503
Christopher W. Mahowald	122,000	75,003	–	197,003
Michael G. O’Neil	82,000	75,003	–	157,003
Mark S. Whiting	89,000	75,003	–	164,003

*	Columns for “Option Awards,” “Non-Equity Incentive Plan Compensation,” and “Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.
(a)

Amount represents the aggregate grant date fair value of stock awards granted to each of our directors which is being recognized as expense on a straight-line basis over the related requisite service periods and will vest in full on May 1, 2021. Other than Mr. Augustine’s award, these awards represent the right to receive 12,336 shares of common stock calculated by dividing the value of the award by the closing price of a share of common stock on the grant date, which was $6.08 on July 29, 2020. In connection with Mr. Augustine’s election to the board of directors on August 18, 2020, he received an award equal to 12,020 shares of common with a grant date fair value of $6.24 based on the closing price of a share of common stock on that date.

(b)

Excluded from this tabulation are dividends earned totaling $6,163 on each unvested stock award held by each of our directors for fiscal year 2020, other than Mr. Augustine who joined our board in August 2020. Mr. Augustine earned dividends totaling $3,606 on his unvested stock award. Such dividend amounts are excluded because stock awards are valued for compensation cost purposes based on the closing market price of our common stock on the date of grant, which is assumed to factor future dividends into its valuation.

Narrative Disclosure to Director Compensation Table

Independent directors currently receive base compensation for their representation on our board of $75,000 and an annual stock award with a value equal to approximately $75,000.  The chairman of the board and each of the chairs of our committees receive an additional annual amount for serving in such capacity. The chairman of the board receives $45,000, while the chairs of the audit, compensation and governance & nomination committees receive $17,500, $15,000 and $10,000, respectively.  All committee members receive $1,000 per committee meeting attended. All of our directors receive reimbursement for travel costs and expenses. Employee directors do not receive compensation for serving on our board.

The board believes a meaningful portion of our independent directors’ total compensation should be paid in the form of equity awards in order to better align these directors’ financial interests to those of our stockholders. Equity awards granted may include (i) stock awards, (ii) option awards or (iii) other incentive-based awards as defined in our Amended and Restated 2014 Flexible Incentive Plan. Our compensation committee routinely reviews our director compensation structure with the committee’s compensation consultant and makes director compensation-related recommendations to our board for approval.

Stock awards granted to our independent directors provide for vesting over a requisite service period established by our board, typically approximately one year. Directors are considered owners of the shares and entitled to vote and receive all dividends and any other distributions declared on the shares prior to vesting. Dividends or other distributions on these shares shall not exceed those available to our common stockholders. Unvested shares cannot be sold, transferred or otherwise disposed of for any purpose other than to us. Unvested shares will be forfeited in the event a director leaves us for any reason, including termination of directorship by reason of voluntary or involuntary discharge, disability or retirement, except in the event of a change in control, dissolution or liquidation of Capstead, or death of the grantee, in which case outstanding unvested shares will automatically vest in full. There are no outstanding option awards.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

Leadership Structure

Our board currently separates the roles of chairman and CEO, with the chairmanship held by an independent director. Our board believes the separation of roles, while not required, enhances the board’s oversight of and independence from management, as well as the ability of our board to carry out its roles and responsibilities on behalf of stockholders. This leadership structure also allows our CEO to focus more of his time and energy on operations while providing him more of an opportunity to learn from the experience and perspectives of our chairman and other independent directors.

Our chairman, together with our CEO and with input from our other directors, oversees the development of board and board committee calendars and meeting agendas. He also leads the discussion at board meetings, and acts as the primary liaison between our CEO and board. Our chairman is available to speak on behalf of our board under certain circumstances and performs other functions and responsibilities as required under our Board of Directors’ Guidelines or as directed by the board from time to time.

Our Board’s Role in Risk Oversight

Our board recognizes how critical effective risk oversight is in our success and believes that its current leadership structure and operating style, with a board composed of primarily independent directors, its chairmanship separated from our CEO, and experienced executive officers who participate regularly in board and committee meetings, enhances risk oversight. Enterprise risks are identified and prioritized by our management and reported to our full board on a quarterly basis or as otherwise appropriate, while compliance and financial risks are overseen by our audit committee. Our compensation committee considers enterprise risks within the design of our compensation programs to ensure these programs do not encourage excessive risk taking. Our chairman and other independent directors, themselves all experienced business professionals, are experienced in identifying enterprise risk issues for board consideration and challenging our management to address their concerns and understand their perspective on these issues.

Stock Ownership Guidelines and Pledging Prohibition

We maintain guidelines for ownership of our common stock by our directors and named executive officers (“NEOs”) for purposes of improving the alignment of interests of these individuals and those of our stockholders. Each of our directors is expected to own shares of our common stock equal to three times their annual cash retainer and each of our executive officers is expected to own shares ranging from three to five times their annual base salary, calculated in both instances using the greater of average trailing quarter-end book value for the last four quarters or average 12-month stock price as further explained on page 24.

Our board prohibits directors and executive officers from pledging our common stock.

Derivatives Trading and Hedging Policy

Our board prohibits our employees and directors from entering into transactions to hedge or offset any change in the market value of our common stock.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

Board Committees and Meetings

The current standing committees of our board are listed in the table below. Each of these committees has a written charter approved by our board. A copy of the charters can be found on our website at www.capstead.com by clicking “Investor Relations,” “Corporate Governance” and

“Committee Charters.” The members of these committees and the number of meetings held during 2020 are identified in the table below, and a description of the principal responsibilities of each committee follows.

	Audit	Compensation	Executive	Governance & Nomination
Pat Augustine				X
Jack Biegler		X	X
Michelle P. Goolsby	X	Chair	X
Gary Keiser	Chair	X
Christopher W. Mahowald			Chair
Michael G. O’Neil	X		X	X
Phillip A. Reinsch			X
Mark S. Whiting		X		Chair
Number of Meetings	5	3	0	2

Our audit committee is currently comprised of three independent directors. This committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; and it provides assistance to our board in fulfilling their oversight responsibilities to our stockholders, potential stockholders and the investment community relating to:

•	the integrity of our financial statements and financial reporting process, including our systems of internal accounting and financial control and disclosure controls and procedures;
•	our independent registered public accounting firm’s qualifications and independence;
•	our compliance with legal and regulatory requirements; and
•	the performance of our independent registered public accounting firm and our internal audit function (outsourced to a third-party service provider).

Our board has determined that each member of our audit committee is an “audit committee financial expert” as defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended. Additionally, each member meets our Board of Directors’ Guidelines and the NYSE Listed Company Manual Guidelines for independence of audit committee members, have financial management experience and are financially literate as required by the NYSE Listed Company Manual. Our audit committee charter limits the number of audit committees on which committee members may serve to no more than two other public companies, unless our board determines such simultaneous service would not impair the ability of such member to effectively serve.

Our compensation committee is currently comprised of four independent directors that our board has determined are independent in accordance with NYSE listing standards and Item 407(a) of the SEC Regulation S-K. In addition to routinely reviewing our director compensation structure with the committee’s compensation consultant and making director compensation-related recommendations to our board, all of our executive compensation programs are administered under the direction of this committee. This committee is responsible for overseeing our compensation programs including:

•	reviewing and approving corporate goals and objectives relevant to our CEO’s compensation;
•	evaluating our CEO’s performance in light of those goals and approving compensation consistent with such performance;
•	approving base salaries, short- and long-term incentives, and other programs and benefits for certain of our executive officers other than our CEO;
•	approving compensation programs and benefits for our other employees;
•	reviewing and coordinating succession plans for our CEO and NEOs;
•	reviewing and assessing the potential risks associated with our compensation programs;
•

reviewing and discussing the CD&A with our NEOs, legal counsel and the committee’s compensation consultant, and recommending to our board the CD&A’s inclusion in our proxy statement and annual report on Form 10-K;

•	reviewing and considering the results of non-binding advisory votes on executive compensation submitted to stockholders pursuant to Section 14A of the Securities Exchange Act; and
•	reviewing and considering other regulatory matters related to executive compensation.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

Our executive committee is currently comprised of four independent directors and our CEO. During intervals between meetings of our board, this committee has all of the powers and authority of our board in managing our business and affairs, except those powers that by law cannot be delegated by our board.

Our governance & nomination committee is currently comprised of three independent directors. This committee is responsible for:

•	recommending nominees to our board for the next annual meeting of stockholders;
•	overseeing the evaluation of the performance of our board and executive officers from a corporate governance perspective;
•	identifying qualified individuals to serve on our board consistent with criteria approved by our board; and
•	developing, recommending to our board and maintaining our governance policies and guidelines.

Compensation Committee Interlocks and Insider Participation

During 2020, Ms. Goolsby and Messrs. Biegler, Keiser and Whiting served on our compensation committee. No member of our compensation committee was at any time during 2020 or at any other time an officer or employee of ours, and no member had any relationship with us requiring disclosure in the “Related Person Transactions” section of this proxy statement. None of our executive officers has served on the board or compensation committee of any other entity that has or had one or more executive officers who served as a member of our board or compensation committee during 2020.

Meetings of Non-Management Directors

Periodically our non-management directors meet without management, typically in connection with our quarterly board meetings. Such directors met four times in 2020. At these meetings, the non-management directors reviewed strategic issues for consideration by our board, including future agendas, the flow of information to directors, management progression and succession, and our corporate governance guidelines. The non-management directors have determined that our chairman will preside at such meetings. The chairman is generally responsible for advising our CEO of decisions reached and suggestions made at these sessions.

If our non-management directors include a director who is not an independent director, our Board of Directors’ Guidelines requires that at least one of the scheduled executive sessions include only independent directors. Presently, all of our non-management directors are independent.

Stockholders and interested parties may communicate with our chairman or non-management directors as a group by utilizing the communication process identified in the “Interested Party and Stockholder Communication with our Board” section of this proxy statement.

OUR CORPORATE GOVERNANCE PRINCIPLES

OUR CORPORATE GOVERNANCE PRINCIPLES

Our policies and practices reflect corporate governance initiatives that are compliant with the NYSE listing standards and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. We maintain a corporate governance section on our website which includes key information about our corporate governance initiatives including our Board of Directors’ Guidelines, charters for our board committees, our Code of Business Conduct and Ethics (applicable to all of our employees, officers and directors) and our Financial Code of Professional Conduct. The corporate governance section can be found on our website at www.capstead.com by clicking “Investor Relations,” “Corporate Governance” and “Governance Documents.”

Each of our directors should, to the best of his or her ability, perform in good faith the duties of a director and committee member in a manner he or she believes to be in our best interests with the care an ordinarily prudent person in a like position would use under similar circumstances. This duty of care includes the obligation to make, or cause to be made, an inquiry when the circumstances would alert a reasonable director to the need thereof. Our directors are expected to attend, in person or by telephone, all meetings of our board and committees on which they serve, as well as attend in person or by telephone our annual meeting of stockholders.

Considerations for Nomination and Board Refreshment

Our governance & nomination committee considers and makes recommendations to our board concerning candidates for election and the appropriate size of our board. In considering incumbent directors, the committee reviews the directors’ overall service during their terms, including the number of meetings attended, level of participation and quality of performance. Other considerations include the directors’ level of ownership of our equity securities and, when applicable, the nature of and time involved in the directors’ service on other boards. The committee reviews the completed qualification questionnaires submitted by incumbent directors (as previously described in the “Board Member Independence” section of this proxy statement) prior to making its recommendation to our board regarding the slate of directors for election at the following year’s annual meeting of stockholders. Additionally, the board concluded that all current directors continue to possess the talent, knowledge and experience relevant to our business deemed necessary to stand for re-election to our board.

In considering candidates to fill new positions created by expansion and/or vacancies that occur because of resignation, retirement or any other reason, the committee uses its and our management’s network of contacts to compile a list of potential candidates. The committee may also engage, if it deems appropriate, a professional search firm. Candidates are selected on the basis of talent, knowledge and experience relevant to our business. In the process of searching for qualified persons to serve on the board, the committee will take into account a director candidate’s business experience, knowledge, skills, viewpoints, opinions on issues important to the Company’s performance, growth and sustainability, and similar qualifications. In addition, the committee may assess and take into account each candidate’s personal characteristics, including gender and ethnicity, and other factors relevant to the committee and the board, acting in the best interests of the Company and its stockholders. Candidates should possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility. Each candidate should also have a genuine interest in Capstead, recognize that he or she is accountable to our stockholders and have a background that demonstrates an understanding of business and financial affairs, the complexities of a large business organization and the related capital markets in which the Company operates.

No person shall be eligible to serve as a director who has been convicted of a felony criminal offense or any criminal offense involving moral turpitude, dishonesty or a breach of trust. The committee will consider candidates recommended by stockholders provided stockholders follow the procedures set forth in the “Stockholder Procedures for Director Candidate Recommendations” section of this proxy statement. The committee evaluates a candidate using the criteria set forth above regardless of who nominated the candidate.

Over the next 12 to 24 months, we expect significant transition in our board composition through the retirement from board service of several of our longest serving board members. As described above, board diversity will be an important consideration in our board refreshment efforts.

Service on Other Boards

Our Board of Directors’ Guidelines prohibit our directors from serving on more than four boards of other public companies and recommends its audit committee members serve on audit committees of no more than two other public companies. In addition, our CEO’s service is limited to two other public company boards. With the exception of Ms. Goolsby who serves on one other public company board, none of our directors presently serve on other public company boards.

OUR CORPORATE GOVERNANCE PRINCIPLES

Majority Vote Standard

A nominee for director in an uncontested election shall be elected to our board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. In the case of a contested election, directors shall be elected by a plurality of the votes.

Our Board of Directors’ Guidelines require an incumbent director who does not receive a majority of the votes cast and therefore is not re-elected to promptly submit a letter of resignation to our governance & nomination committee. The committee will consider the resignation and make its recommendation to our board on whether to accept or reject the resignation. Our board, excluding the resigning director, will make a decision regarding the resignation within 90 days after the date on which the certification of the stockholder vote on the election of directors is made, and our board will publicly disclose its decision and related rationale. If a decision is made to accept the resignation, the director’s resignation shall be effective immediately.

Mandatory Resignation

Our Board of Directors’ Guidelines require a director to promptly submit a letter of resignation to our governance & nomination committee if the director (i) declares or is otherwise involved in a personal bankruptcy or the bankruptcy of a business in which he or she is a principal, (ii) fails to receive a majority of the votes cast in an uncontested election or (iii) is named as a party in a material legal proceeding, becomes the target of a material state or federal investigation, or receives a request of a material nature for the production of records or testimony from any state or federal agency. The committee will in turn consider the resignation and make its recommendation to our board on whether to accept or reject the resignation. Our board, in its sole judgment, shall then decide whether such event requires the board to accept such resignation in the best interests of the Company.

A director who has been convicted of a felony criminal offense or any criminal offense involving moral turpitude, dishonesty or a breach of trust shall resign effective immediately. An employee director must resign from our board, unless a majority of our board determines otherwise, once he or she ceases to be employed by us whether due to retirement or otherwise.

OTHER GOVERNANCE INFORMATION

OTHER GOVERNANCE INFORMATION

Stockholder Procedures for Director Candidate Recommendations

Our governance & nomination committee will consider written director candidate recommendations to our secretary at 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404. Electronic or facsimile submissions will not be accepted.

For the committee to consider a candidate, submissions must include sufficient information concerning the recommended individual including biographical data such as age; employment history; a description of all businesses that employ or employed the candidate, including the name and phone number of the businesses; a list of board memberships the candidate holds, if any; and additional information that would provide a more complete understanding of the experiences, qualifications, attributes or skills of each director nominee in light of Capstead’s business and structure. In addition, the candidate should affirm he or she can read and understand basic financial statements and consent to stand for election, if nominated by our board, and serve, if elected by our stockholders.

Once a fully complete recommendation is received by the committee and if deemed appropriate by the committee chair, the candidate will be sent a questionnaire that requests additional information regarding independence, qualifications and other information to assist the committee in evaluating him or her, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Further, the questionnaire provides that the individual must grant consent to us to conduct a confidential background search of the individual to the extent allowable under federal, state and local legislation. The recommended candidate must return the questionnaire within the time frame outlined below to be considered for nomination by the committee. Recommendations for which we have received completed questionnaires by December 2, 2021 will be considered for candidacy for the 2022 annual meeting of stockholders.

Interested Party and Stockholder Communication with our Board

Interested parties and stockholders who wish to contact any of our directors either individually or as a group may do so by calling toll-free (800) 358-2323, by writing to them care of Capstead Mortgage Corporation, 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404 or via e-mail at directors@capstead.com. Interested party and stockholder calls, letters and e-mails are screened by our employees based on criteria established and maintained by our governance & nomination committee, which includes filtering out improper or irrelevant communications such as solicitations, advertisements, spam, surveys, junk mail, mass mailings, resumes and other forms of job inquiries.

Director Orientation and Continuing Education

Our board and NEOs conduct a comprehensive orientation through a review of background material and meetings with our personnel to familiarize new directors with our vision, strategic direction, core values, ethics, financial matters, corporate governance practices and other key policies and practices. Our board recognizes the importance of continuing education for our directors and is committed to providing such education to improve the performance of our board and its committees. Our executive officers assist in identifying and advising our directors about opportunities for continuing education including conferences provided by independent third parties.

Annual Board Evaluation and Individual Director Self-Evaluations

Section 303A.09 “Corporate Governance Guidelines” of the NYSE Listed Company Manual requires listed company boards to conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively. On an annual basis, we provide each of our directors a self-evaluation questionnaire regarding the performance of our board and one for each of our committees on which he or she serves. The completed committee questionnaires are given to the respective committee chair to review and discuss during the next scheduled committee meeting. The director who presides at our non-management director meetings leads a review of the board self-evaluation questionnaires with directors at our annual board meeting.

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

The following table shows the names and ages of our executive officers and the positions held by each individual.

A description of the business experience of each for at least the past five years follows the table.

Current Officers	Age	Title
Phillip A. Reinsch	60	President, Chief Executive Officer
Lance J. Phillips	47	Senior Vice President, Chief Financial Officer, Secretary
Robert R. Spears, Jr.	59	Executive Vice President, Chief Investment Officer
Roy S. Kim	51	Senior Vice President

For a description of Mr. Reinsch’s business experience, see the “Election of Directors” section of this proxy statement.

Mr. Phillips has served as our senior vice president, chief financial officer and secretary since October 2017. Prior to joining Capstead, Mr. Phillips was vice president, principal accounting officer and controller of Hunt Utility Services, the external manager for InfraREIT Inc. (NYSE: HIFR). Mr. Phillips had served in various executive capacities with the Ray L. Hunt family of companies since 2010. From 2006 to 2010, Mr. Phillips served as director of finance and controller at Interphase Corporation (NASD: INPH). Prior thereto, he held various accounting roles at Fujitsu from 1999 to 2006. He began his career at Arthur Andersen, LLP in Dallas as a member of the audit and advisory services group. He is a Certified Public Accountant in the state of Texas.

Mr. Spears has served as our executive vice president and chief investment officer (“CIO”) since July 2006.  Prior thereto, Mr. Spears served in a similar capacity as a senior vice president since 1999 and has served in various other executive positions with us since 1994.  Mr. Spears was employed by NationsBanc Mortgage Corporation from 1990 to 1994, last serving as vice president – secondary marketing manager.

Mr. Kim has served as our senior vice president since April 2015 and served as our treasurer from July 2016 to July 2020.  From 2014 to 2015 Mr. Kim was portfolio manager at Regan Capital, a registered investment advisor in Dallas, Texas, focusing on distressed private label residential mortgage-backed securities.  Mr. Kim pursued personal investments from 2013 to 2014.  From 2004 to 2012 Mr. Kim was executive director at J.P. Morgan Securities in New York, New York where he was head of ARM Agency Security trading and from 1995 to 2004 Mr. Kim was employed by Bank of America in Charlotte, North Carolina, last serving as senior vice president and trading team leader.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information regarding the 2020 compensation of our executive officers identified in the Summary Compensation Table, whom we refer to as our NEOs. In addition, we describe decisions taken thus far in 2021 affecting executive compensation for 2021. This discussion also contains statements regarding individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and are not statements of management’s expectations or estimates of future results or other guidance. We caution investors not to apply these statements in other contexts.

Executive Summary

Our Compensation Philosophy We strive to provide competitive, largely performance-based compensation programs to attract, motivate, and retain employees vital to our long-term financial success and the creation of stockholder value.  The compensation committee of our board is responsible for establishing, implementing and monitoring our compensation programs and practices. At our 2020 annual meeting of stockholders, over 98% of the votes cast supported the compensation paid or awarded our executive officers in 2019. We considered that support when making executive compensation decisions in 2020.

We believe a key measure of our financial performance is the economic return we deliver to our stockholders over both short- and long-term time horizons. Economic return, defined as change in book value plus dividends, is also a common measure of performance used by the broader mortgage REIT investment community. Accordingly, we emphasize economic return in our compensation programs.

Recent Company Performance In March 2020 the country experienced an unprecedented, near-total shutdown of the U.S. economy due to the novel coronavirus (“COVID-19”) pandemic. An ensuing liquidity crisis led to major disruptions of financial markets resulting in sharply falling asset prices even as market interest rates declined.

•

We responded to the crisis by not replacing portfolio runoff, selling a portion of our portfolio late in March and reducing our swap positions in order to ensure we had sufficient flexibility to meet future projected liquidity requirements while maintaining portfolio leverage at comfortable levels.

•	With the help of Federal Reserve actions to acquire U.S. Treasuries and fixed-rate Agency Securities the financial markets have subsequently recovered.
•

Losses we incurred led to a decline in book value of 30% for the first quarter which was only partially recouped by year end, primarily through recoveries in asset prices. For the full year, our book value declined by 22%, which together with common dividends resulted in an economic return of a negative 14.6%.

From an earnings perspective, we generated core earnings in excess of our $0.60 in common dividends declared for 2020.

•	This represents a 28% improvement over the $0.47 in dividends paid in 2019.
•	This improvement came in the face of historically low mortgage interest rates that led to a prolonged period of higher mortgage prepayment levels and an increase in investment premium amortization.
•

The effects of high mortgage prepayments were more than offset by lower borrowing rates after the Federal Reserve reduced the Fed Funds rate to near zero in March in response to the pandemic leading to higher net interest margins despite lower portfolio balances and leverage.

In summary, while 2020 was a disappointing year, we are encouraged by our ability to maintain our common dividend payout at lower leverage levels despite pandemic-related losses in March and high levels of mortgage prepayments.

2020 Compensation The primary elements of our NEOs’ compensation programs are base salaries, short-term incentives and long-term equity-based incentives. Our economic return performance this year fell below our program’s threshold absolute economic return level resulting in no payouts for this key short-term performance metric. Our operating efficiency ranked us in the 97th percentile, earning this metric’s maximum payout of 150% of target and awards for achieving individual goals and objectives were paid at 100% of the metric’s target payout. Dividend equivalent payments were higher in line with higher common dividends. Long-term equity-based incentives were awarded in a manner consistent with prior years.

EXECUTIVE COMPENSATION

Executive Compensation Practices The following highlights our executive compensation and governance practices that we utilize to drive performance and serve the long-term interests of our stockholders:

Our Pay Practices Include

✓

Performance-Based Pay – Our compensation programs have been structured to align the interests of our NEOs with the interests of our stockholders and, as a result, the majority of total direct compensation is tied to economic returns over both short- and long-term time horizons.

✓

Meaningful Stock Ownership Requirements – All of our NEOs are subject to stock ownership requirements that require the retention of a significant dollar value of Capstead stock based on a multiple of base salary.

✓	Prohibition on Pledging of Capstead Stock – We prohibit our NEOs and directors from pledging their holdings of Capstead stock.
✓	Periodic Risk Assessment – We conduct a risk assessment of our compensation programs with the assistance of our independent compensation consultant.
✓	Clawback Policy – Our clawback policy allows us to recover compensation paid to our NEOs under certain circumstances.

Our Pay Practices Do Not Include

✗	Tax Gross-Ups – We do not provide tax gross-ups.
✗	“Single Trigger” Benefits – Awards do not vest solely as a result of a change in control (“CIC”); instead, awards vest only in the event of not-for-cause termination within 24 months of a CIC.
✗	Derivatives Trading and Hedging – We do not permit our employees or directors to engage in any derivatives trading or hedging transactions associated with their holdings of Capstead stock.

Previous Say-on-Pay Votes

At our 2020 annual meeting of stockholders over 98% of the votes cast supported the compensation paid or awarded to our NEOs in 2019.  This level of support was in line with our expectations and reflects support for changes made to our compensation programs in prior years.

Given the high level of support of our compensation programs in 2019 and minimal changes in the makeup of our largest stockholders in 2020, we did not conduct compensation-related outreach this year, but expect to do so in the future.

What We Pay and Why

This section describes the various factors influencing the design of our compensation programs and decisions affecting 2020 compensation of our NEOs, including:

•	our philosophy,
•	the role of the committee, its consultant, the CEO and management in making compensation decisions,
•	our use and the role of peer companies,
•	objectives of our program,
•	review of 2020 total direct compensation, and
•	other 2020 compensation elements.

Our Philosophy

Our compensation philosophy is to provide competitive performance-based compensation programs to attract, motivate and retain employees vital to our long-term financial success and creation of stockholder value.  The committee (assisted by its compensation consultant) has designed and administered compensation programs it believes support this philosophy.  In implementing our philosophy, the committee:

•

Recognizes the complexities of managing a large portfolio of residential mortgage securities on a leveraged basis. Many of the challenges in managing such a portfolio are market driven and management’s role is to position us to achieve reasonably attractive risk-adjusted returns in varying market conditions.  The creation of stockholder value ultimately rests with the NEOs and the successful execution of our business strategies through changing market environments. These factors influence the selection of our performance metrics, setting of performance goals, and evaluation of performance.

•

Considers enterprise risks within the design of our compensation programs to ensure these programs do not encourage excessive risk taking.  This consideration influences the setting of performance goals, evaluation of performance, and the establishment of governance policies designed to mitigate these risks. These include policies on leverage, stock ownership, and hedging.

•

Recognizes that as a REIT we are constrained from growing our business through the retention of earnings. REITs are generally required to distribute taxable income to stockholders, inhibiting organic capital growth. As such, traditional growth-oriented performance metrics applicable to non-REITs are not meaningful. Our business model is designed to achieve reasonably attractive risk-adjusted returns through the payment of dividends while better protecting our book value over the course of an interest rate cycle than longer duration strategies employed by other mortgage REITs.  For these reasons, we emphasize economic return metrics in our pay practices.  We believe this metric, measured over both short- and long-term time horizons, is the most relevant performance measure to our stockholders and the broader mortgage REIT industry.

EXECUTIVE COMPENSATION

•	Evaluates performance and determines compensation levels after careful consideration of various inputs. These inputs include:
•	our absolute economic return against pre-established performance thresholds,
•	our relative economic return against our peers,
•	our relative operating efficiency against our peers,
•	our performance measured against our stated business objectives,
•	each of our executives’ individual performance and contributions toward our business objectives,
•	the performance and compensation practices of our residential mortgage REIT peers, and
•	the amounts and form of prior compensation to our NEOs.

Roles of the Compensation Committee, Its Consultant, the CEO and Management in Making Compensation Decisions

Compensation Committee The committee has responsibility for determining and approving, on an annual basis, the compensation of our CEO and other NEOs.  The committee’s review of individual executive compensation includes, but is not limited to, a review of company and individual performance and the total value of past compensation, including long-term equity awards.

Members of the committee participate in the board’s annual CEO performance review and setting of annual performance goals.  The committee establishes compensation levels for our CEO in consultation with its independent compensation consultant.

Independent Compensation Consultant The committee has the sole authority to select, retain, and terminate compensation consultants.   Pay Governance LLC (“Pay Governance”) has been engaged by our committee since 2010 to serve as its consultant on executive and director compensation matters, including recommendations with respect to both overall guidelines and specific compensation elements.  More specifically, Pay Governance provides advice and analysis to the committee on the design, structure and level of executive and director compensation, and, when requested by the committee, attends meetings of the committee and participates in executive sessions without members of management present. Pay Governance reports directly to the committee, and the committee reviews, on an annual basis, Pay Governance’s performance and provides Pay Governance with direct feedback.

The committee recognizes that it is essential to receive objective advice from its compensation advisors. To that end, the committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that Pay Governance’s work for the committee does not raise any conflicts of interest.

CEO and Management While the committee has responsibility for our compensation programs and practices, management provides information requested by the committee and Pay Governance on our performance and that of our residential mortgage REIT peers. Our CEO assists the committee by providing a self-assessment of his own performance, but neither recommends, nor is involved in any discussions regarding his own compensation.  Our CEO also provides performance assessments for our other NEOs including recommendations regarding adjustments to their base salaries.  These recommendations are considered by the committee when making compensation decisions.

Our Use and the Role of Peer Companies

Our investment strategy entails investing in a leveraged portfolio of residential mortgage investments with the goal of producing reasonably attractive risk-adjusted economic returns over both short- and long-term time horizons.  The investment community generally evaluates us in this context and monitors our performance relative to other residential mortgage REITs with significant investments in both Agency and non-Agency residential mortgage securities as well as other mortgage-related assets. We consider these mortgage REITs, regardless of size, to be competitors for both investor capital and executive talent. For these reasons, in 2020 a significant portion of our NEOs’ long-term incentives measured our economic returns against the economic returns of these peers. Additionally, we measure our operating cost efficiency (ratio of total operating costs to long-term investment capital) against these peers.

Two of our important performance metrics, economic return and operating cost efficiency, are financial metrics that are independent of company size when used for performance comparison purposes.  This allows us to focus our peer selections on residential mortgage REIT industry participants that we compete with for investor capital and executive talent, including important peers with significantly larger market capitalizations.

We also believe it is appropriate to exclude from our peer group firms with considerably different business models and investment strategies. This differs from the view of proxy advisory firms that focus more on firms with similar sized market capitalizations for comparisons, regardless of whether these firms have business models similar to ours. We believe these firms may have different opportunities and risks and are impacted by changing economic conditions differently than we are, making comparisons less meaningful.

EXECUTIVE COMPENSATION

Based on the foregoing, the committee established the following companies as our 2020 peers for purposes of evaluating our relative performance and determining earned compensation:

2020 Residential Mortgage REIT Peers
AG Mortgage Investment Trust, Inc.*
AGNC Investment Corp.
Annaly Capital Management, Inc.
Anworth Mortgage Asset Corporation *
Arlington Asset Investment
ARMOUR Residential REIT, Inc.*
Chimera Investment Corporation
Dynex Capital Inc.
Ellington Residential Mortgage*
Invesco Mortgage Capital Inc.*
MFA Financial, Inc.
New York Mortgage Trust Inc.
Orchid Island Capital*
Redwood Trust, Inc.
Two Harbors Investment Corp.
Western Asset Mortgage Capital Corporation*
* Externally-managed.

When available, the committee considers information regarding our peers’ pay levels and practices to establish a point of reference when making compensation decisions. While we seek to establish market-competitive pay levels, we do not “benchmark” NEO compensation such that it must equal a specified level relative to other companies. Rather, the committee makes decisions regarding pay opportunities it considers appropriate in light of its philosophy and information available principally from our internally-managed peers. The committee believes pay opportunities consistent with market medians are often appropriate; however, the committee may choose to pay above or below market medians when it believes doing so would be appropriate to account for scope of position responsibilities, experience, skills and contribution.

Nine of our peers for 2020 were internally-managed.  Executives of internally-managed peers are employees of their companies. As a result, detailed compensation information is fully disclosed in these companies’ annual proxy statements, making compensation-related comparisons between our NEOs and the executives of these internally-managed companies relatively straightforward.

Our remaining seven peers for 2020 were externally-managed by third-parties in exchange for management fees.  An external manager uses a portion of management fees earned to compensate its employees that manage the REIT.  Externally-managed REITs are not required to disclose salaries and incentive compensation paid to executives who are also employees of the management company (other than any equity awards granted directly by the REIT to these individuals). Consequently, complete compensation data for executives of our externally-managed peers is generally unavailable and the committee is unable to make meaningful direct comparisons for executive compensation purposes.

Given that direct comparisons for executive compensation purposes cannot be made with externally-managed peers, the committee also compares our overall operating costs, including compensation, to the operating costs of our residential mortgage REIT peers.  Given our focus on operating cost efficiency, the committee includes a relative operating cost efficiency metric in our annual incentive compensation program.  This metric is a ratio of general and administrative costs, including management fees, if applicable, (collectively “total operating costs”) to average long-term investment capital (stockholders’ equity plus long-term unsecured borrowings).  We believe this is a transparent and consistent way to evaluate our efficiency and the relative reasonableness of our costs, including the costs of our compensation programs.

Objectives of Our Program

Our stockholders and the broader investment community evaluate our performance based primarily on dividends paid (a return on capital performance measure) and changes in book value per common share (a capital preservation performance measure). Together, these two measures comprise the economic return we deliver to our stockholders. In addition, we seek to maintain an efficient operating platform as part of our business strategy. Finally, we believe achieving specific individual goals and objectives is an important factor to consider in awarding annual incentive compensation.

Our compensation arrangements are designed to prominently feature each of these aspects of our performance:

•

A majority of our short-term incentive compensation is awarded based on economic return measured on an absolute basis while a majority of our long-term incentive compensation is awarded based on economic return measured on both an absolute and relative basis. We reinforce the importance of capital preservation by evaluating economic return over both one-year and three-year periods, ensuring that both short- and long-term implications of portfolio management decisions are considered.

•

Dividend equivalent rights (“DERs”) directly link executive pay to the amount of dividends we pay to our stockholders each quarter. As such, DERs are a key absolute return performance metric delivering short-term incentives directly in proportion to dividends paid to our investors.

•

Recognizing that decisions affecting our operating costs primarily have near-term implications, we evaluate our operating efficiency on an annual basis as a component of our annual incentive compensation program.

•	Recognizing that individual goals and objectives are best set and measured on an annual basis, we evaluate individual performance as a component of our annual incentive compensation program.
•

Our long-term equity-based awards also include a relative total stockholder return (“TSR”) performance metric based on share price changes assuming that all dividends are reinvested.  We believe that use of this metric over a three-year period provides an additional performance measure reflecting management’s long-term success in executing its investment strategy and enhancing Capstead’s value for our stockholders.

EXECUTIVE COMPENSATION

We believe the structure of our compensation arrangements incorporates measures of performance that are of importance to our stockholders and the broader investment community, helping to ensure proper alignment of management’s interests with those of our stockholders.

Review of 2020 Total Direct Compensation

The committee believes providing competitive, performance-based compensation opportunities is best achieved through a combination of pay elements it refers to as total direct compensation, comprised of base salary, short-term incentives and long-term equity-based incentives.

Base Salary The committee increased base salaries for Messrs. Phillips and Kim by approximately 6% and 2%, respectively, in January 2020. No increases were awarded for Messrs. Reinsch and Spears. Base salaries in effect for our NEOs in 2020 were as follows:

Officer	2020 Base Salary
Phillip A. Reinsch	$625,000
Lance J. Phillips	350,000
Robert R. Spears, Jr.	600,000
Roy S. Kim	430,000

Short-Term Incentives The committee believes short-term incentives are an important tool in motivating and rewarding management for delivering strong operational performance and achieving our strategic objectives.  We provide short-term incentive opportunities through two programs:

DERs

•   Our NEOs are annually awarded notional rights entitling them to receive payments equal to the dividends declared on a specified number of phantom shares of common stock. Dividends declared by us for the benefit of our common stockholders determine the award value.

Annual Incentive Compensation Program

•   Annual incentive compensation is awarded based on our economic return (measured on an absolute basis), our operating cost efficiency, and each NEO’s performance relative to individual goals and objectives.

•   For 2020 our NEOs had target opportunities equal to 125% of 2020 base salary.

DERs DERs awarded by the committee for 2020 were unchanged from levels awarded in the prior year for Messrs. Reinsch and Spears and were increased by approximately 15% and 12% for Messrs. Phillips and Kim, respectively.

The table below provides information on the total number of DERs held by each of our NEOs and the total amount of dividend equivalents earned in 2020.

Officer	Number of Dividend Equivalent Rights	Dividend Equivalents Earned During 2020
Phillip A. Reinsch	200,000	$120,000
Lance J. Phillips	115,000	69,000
Robert R. Spears, Jr.	200,000	120,000
Roy S. Kim	140,000	84,000

Annual Incentive Compensation Program: The 2020 annual incentive compensation program adopted by the committee incorporated the committee’s conclusion that a greater emphasis should be placed on absolute versus relative economic returns. Accordingly, the performance metrics were modified to increase the weighting of the absolute economic return metric by thirty percentage points to 70% measured at Target performance levels and eliminate the relative economic return metrics. Under the 2020 annual incentive compensation program:

•	70% of the award opportunity was based on our absolute economic return,
•	10% of the award opportunity was based on our operating cost efficiency performance relative to our residential mortgage REIT peers, and
•	20% of the award opportunity was based on the committee’s assessment of the performance of each of our NEOs relative to individual goals and objectives established by the committee.

The 2020 Annual Incentive Plan performance metrics and weightings are illustrated in tabular format below:

2020 Annual Incentive Compensation Program Performance Metrics

Performance Level
Performance Metric (Weighting)	Peer Group	Threshold	Target	Maximum
Absolute Economic Return (70%)	N/A	2% Payout: 0%	6% Payout: 100%	10% Payout: 200%
Relative Operating Cost Efficiency (10%)	Residential Mortgage REIT Peers	85th Percentile Payout: 50%	90th Percentile Payout: 100%	95th Percentile Payout: 150%
Individual Objectives (25%)	N/A	Payout Between 0% and 150%

Actual performance and payouts are interpolated between threshold and maximum performance levels as necessary.

EXECUTIVE COMPENSATION

Measurement and Assessment of our Performance: In February 2021, the committee approved calculations of our 2020 relative and absolute performance against the applicable performance levels presented above and finalized its assessments of our NEOs 2020 performance against individual goals and objectives established by the committee. Our performance under each of the above metrics was as follows:

•

Absolute Economic Return:  Our negative economic return for 2020 fell below the minimum threshold return level of 2.0% required for payouts to commence under this metric.  As a result, no incentive amounts were earned by our NEOs for this portion of the program.

•

Relative Operating Cost Ratio – Residential Mortgage REIT Peers:  Our ratio of total operating costs to average long-term investment capital was 1.28%, which ranked us at the 97th percentile in efficiency among our residential mortgage REIT peer group.  This demonstrates that we operated one of the most efficient residential mortgage REIT investment platforms during 2020.  As a result, our NEOs earned the maximum 150% payout for this portion of the program.

•

Individual Goals and Objectives: The committee assessed performance against individual goals and objectives established by the Committee for our NEOs.  All NEOs were awarded 100% of the metric’s target payout.

Our NEOs’ target opportunities and payouts earned under the 2020 annual incentive compensation program were as follows:

Officer	Target Opportunities	Annual Payout
Phillip A. Reinsch	$781,250	$273,438
Lance J. Phillips	437,500	153,125
Robert R. Spears, Jr.	750,000	262,500
Roy S. Kim	537,500	188,125

Long-Term Incentives The committee believes our NEOs should have an ongoing stake in the long-term success of our business and should have a meaningful portion of their total compensation delivered in the form of performance- and service-based equity awards with performance measured over a period of years.

Consistent with prior years, on January 8, 2021 the committee approved 2020 long-term incentive compensation awards in two forms consisting of (a) restricted common stock and (b) performance units.  The aggregate individual opportunity was maintained at 150% of 2021 base salaries for all NEOs. Consistent with the prior year, aggregate dollar opportunities were allocated 50% to restricted stock and 50% to performance unit awards, with the number of shares, in each case, determined by dividing the applicable dollar opportunity by the closing stock price on January 8, 2021.

Restricted Common Stock The restricted common stock awards are time-based and will vest three years from the date of grant. Upon vesting our NEOs will be entitled to receive dividends and any other distributions declared from the date of grant through the vesting date. The number of restricted shares issued and the grant date fair value were as follows:

Officer	Restricted Common Stock Awards Issued	Grant Date Fair Value*
Phillip A. Reinsch	82,381	$468,748
Lance J. Phillips	49,428	281,245
Robert R. Spears, Jr.	79,086	449,999
Roy S. Kim	56,678	322,498

*	Based on the closing stock price on the date of grant of $5.69.

Performance Units The performance unit awards may convert into shares of common stock only to the extent certain performance metrics are satisfied after a three-year performance period ending December 31, 2023, calculated independently for each metric. These metrics are relative and absolute economic returns, as well as relative total stockholder return. We continue to emphasize economic returns in these awards as we believe economic return is a relevant performance measure to our stockholders over both the short and long term and that economic returns can differ significantly over different time horizons.

The performance metrics used for the January 8, 2021 performance unit awards are unchanged from the performance metrics used in the prior year. The committee believes the target level remains appropriate and potentially

EXECUTIVE COMPENSATION

achievable over a three-year performance period in light of the current market interest rate environment.

Consistent with prior years, the committee set the target for relative economic return performance, as well as relative total stockholder return, at the 60th percentile thus ensuring that the target payout will be awarded only for above average performance.

The performance units contain “double trigger” vesting provisions that provide for accelerated vesting only if (i) a change in control occurs and (ii) an involuntary termination without cause or a voluntary resignation for good reason occurs within 24 months following the change in control.  At the end of the performance period, each NEO will be entitled to receive dividends and any other distributions declared from the grant date through the end of the performance period with respect to the number of shares earned, if any.

The number of performance units issued and the grant date fair value were as follows:

Officer	Performance Units Issued	Grant Date Fair Value*
Phillip A. Reinsch	82,381	$482,341
Lance J. Phillips	49,428	289,401
Robert R. Spears, Jr.	79,086	463,049
Roy S. Kim	56,678	331,850

*	Based on grant date fair value assigned for accounting purposes as referenced in the Summary Compensation Table.

The number of shares ultimately accruing to our NEOs pursuant to these awards is dependent upon Capstead’s performance calculated separately under each of the indicated performance metrics over the three-year period ending December 31, 2023 as summarized in the following table:

Long-term Performance Unit Award Metrics

Performance Level
Performance Metric (Weighting)	Peer Group	Threshold	Target	Maximum
Relative Economic Return (30%)	Residential Mortgage REIT Peers	40th Percentile Payout: 50%	60th Percentile Payout: 100%	80th Percentile Payout: 200%
Absolute Economic Return (40%)	N/A	2% Payout: 0%	6% Payout: 100%	10% Payout: 200%
Relative Total Stockholder Return (30%)	Residential Mortgage REIT Peers	40th Percentile Payout: 50%	60th Percentile Payout: 100%	80th Percentile Payout: 200%

Actual performance and payouts will be interpolated between threshold and maximum performance levels as necessary.

Other 2020 Compensation Elements

Our NEOs participate in our other benefit programs including life, accidental death, dismemberment, disability, and long-term care insurance, a charitable gift matching program, and a qualified defined contribution retirement plan, or 401(k) plan, each on the same terms offered to other employees.

In addition, we have a nonqualified deferred compensation plan for our NEOs. Our nonqualified deferred compensation plan extends the general matching provisions of the 401(k) plan to base salary and annual incentive compensation amounts in excess of $275,000. The aggregate cost of matching provisions related to our NEOs under our 401(k) and deferred compensation plans was $170,453 for 2020.

Our NEOs may elect to defer up to 60% of base salary and 100% of annual incentive compensation program payments into the deferred compensation plan.  We contribute a matching amount equal to 50% of an NEO’s voluntary contribution up to a maximum of 6% of eligible compensation that exceeds the 401(k) maximum amount.  We may, but are not required, to make a supplemental matching of 3% of the eligible compensation, but only up to the same 6%.  Vesting in the amounts contributed by us is determined on the same service-based vesting schedule used in our 401(k) plan, which provides for annual vesting ratably over a participant’s initial five years of service.  Amounts deferred by our NEOs, related company contributions and earnings are considered a part of our general assets and participants are considered unsecured creditors.

EXECUTIVE COMPENSATION

Decisions Affecting Compensation for 2021

In January 2021, the committee took the following actions related to base salaries, DERs and the annual incentive compensation program:

Base Salaries Mr. Phillips was awarded a base salary increase of 7% effective January 1, 2021. Base salaries for 2021 are as follows:

Officer	2020 Base Salary	2021 Base Salary
Phillip A. Reinsch	$625,000	$625,000
Lance J. Phillips	350,000	375,000
Robert R. Spears, Jr.	600,000	600,000
Roy S. Kim	430,000	430,000

DERs Messrs. Reinsch, Spears and Kim were awarded DERs for 2021 at levels consistent with 2020 awards while Mr. Phillips award was increased to a level roughly equal to that of our other NEOs relative to their respective base salaries. All DERs expire December 31, 2021 and were awarded as follows:

Officer	2020 DERs	2021 DERs
Phillip A. Reinsch	200,000	200,000
Lance J. Phillips	115,000	122,000
Robert R. Spears, Jr.	200,000	200,000
Roy S. Kim	140,000	140,000

Annual Incentive Compensation Program The 2021 Annual Incentive Compensation Program adopted by the committee on January 8, 2021 is similar to the 2020 program. Target opportunities for all NEOs was unchanged at 125% of 2021 base salary. The only change for 2021 consisted of reducing the absolute economic return target level to 5.0% from 6.0%. The committee believes the adjusted target level is more appropriate and potentially achievable over a one-year performance period in light of the current market interest rate environment.

The 2021 Annual Incentive Compensation Program metrics are illustrated in tabular format below:

2021 Annual Incentive Compensation Program Performance Metrics

Performance Level
Performance Metric (Weighting)	Peer Group	Threshold	Target	Maximum
Absolute Economic Return (70%)	N/A	2% Payout: 0%	5% Payout: 100%	10% Payout: 200%
Relative Operating Cost Efficiency (10%)	Residential Mortgage REIT Peers	85th Percentile Payout: 50%	90th Percentile Payout: 100%	95th Percentile Payout: 150%
Individual Goals and Objectives (20%)	N/A	Payout Between 0% and 150%

Actual performance and payouts will be interpolated between threshold and maximum performance levels as necessary.

EXECUTIVE COMPENSATION

Other Compensation Policies and Practices

Common Stock Ownership Guidelines To assist with aligning interests of our NEOs and our stockholders, we have adopted common stock ownership guidelines requiring our NEOs to maintain minimum ownership interests in Capstead, based on percentages of their base salaries.  The stock ownership requirements and effective ownership as of March 17, 2021 were as follows:

Covered Party	Ownership Policy Threshold (as % of base salary)	Effective Ownership (as % of base salary)
Phillip A. Reinsch.	500	473*
Lance J. Phillips	300	181*
Robert R. Spears, Jr.	400	661
Roy S. Kim	300	291*

* Phillip A. Reinsch was appointed President and Chief Executive Officer in July 2016 and has until July 14, 2021 to reach his minimum ownership requirements.

Roy S. Kim was hired in April 2015 and had until April 20, 2020 to reach his minimum ownership requirements.

Lance J. Phillips was hired in October 2017 and has until October 23, 2022 to reach his minimum ownership requirements.

Effective ownership of our common stock considered for purposes of measuring our NEOs’ ownership interests differs from the amounts reported to the SEC on Form 4 because the measurement adopted by the board includes only owned shares and 60% of unvested service-based stock awards, while excluding all unvested performance-based units. This is calculated using the greater of average trailing quarter-end book values for the last four quarters or average 12-month stock price. Our NEOs are expected to reach their minimum ownership within five years from the date they became subject to the guidelines.  Any NEO not currently meeting their minimum ownership is required to retain all shares received in the future through our compensation programs until their minimum ownership is met, except that the NEO may surrender shares to satisfy tax withholding requirements.

Prohibition on Pledging of Owned Shares We prohibit our NEOs and directors from pledging their holdings of Capstead stock.

Derivatives Trading and Hedging All of our employees and directors are restricted from entering into transactions to hedge or otherwise offset any change in the market value of our common stock.

Clawback Policy If we are required to prepare and file accounting restatements of certain financial documents, our NEOs are required to reimburse us for any short- and long-term incentive compensation received in the 12-month period following the first public issuance or filing with the SEC of any financial document subject to restatement if:

•	the amount of incentive compensation was calculated based on the achievement of certain financial results that were the subject of the restatement;
•	an NEO engaged in intentional misconduct that caused or partially caused the need for the restatement; and
•	the amount of the incentive compensation that would have been awarded to an NEO if the financial results had been properly reported would have been lower than the amount actually awarded.

Tax Considerations The Tax Cuts and Jobs Act of 2017 amended the Internal Revenue Code to generally eliminate the performance-based exception to the $1 million deduction limit under Section 162(m) for years after 2017.  As a result, executive compensation payments in excess of $1 million paid in 2018 and subsequent years will likely not be fully tax deductible.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy with our management. Based on this review and discussion, the compensation committee recommends to our board that the above Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE Michelle P. Goolsby, Chair Jack Biegler Gary Keiser Mark S. Whiting

EXECUTIVE COMPENSATION

Summary Compensation Table*

The Summary Compensation Table below shows certain compensation information for our four executive officers, referred to as our NEOs, for services rendered during the three years ended December 31, 2020. As of the date of this proxy, we had no other executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)(b)	All Other Compensation ($)		Total ($)
Phillip A. Reinsch	2020	625,000	951,089	393,438	64,045	(c)	2,033,572
President and Chief Executive Officer	2019	625,000	947,334	304,938	56,794		1,934,066
	2018	625,000	945,118	918,128	97,243		2,585,489
Lance J. Phillips	2020	350,000	570,646	222,125	34,109	(c)	1,176,880
Senior Vice President, Chief Financial	2019	330,000	530,496	155,900	39,595		1,055,991
Officer and Secretary	2018	300,000	332,681	289,822	36,889		959,392
Robert R. Spears, Jr.	2020	600,000	913,048	382,500	58,348	(c)	1,953,896
Executive Vice President and	2019	600,000	909,432	296,500	52,578		1,858,510
Chief Investment Officer	2018	600,000	907,322	885,323	86,170		2,478,815
Roy S. Kim	2020	430,000	654,348	272,125	41,310	(c)	1,397,783
Senior Vice President, Treasurer	2019	420,000	651,762	216,250	43,643		1,331,655
	2018	400,000	635,117	586,132	40,582		1,661,831

*	Columns for “Bonus”, “Option Awards” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they were not applicable.
(a)	Amounts include the grant date fair value of performance units and restricted stock awarded for the indicated years as follows:

	Year	Performance Unit Awards ($)	Restricted Stock Awards ($)	Total Stock Awards ($)
Phillip A. Reinsch	2020	482,341	468,748	951,089
	2019	478,587	468,747	947,334
	2018	476,373	468,745	945,118
Lance J. Phillips	2020	289,401	281,245	570,646
	2019	268,003	262,493	530,496
	2018	167,683	164,998	332,681
Robert R. Spears, Jr.	2020	463,049	449,999	913,048
	2019	459,439	449,993	909,432
	2018	457,322	450,000	907,322
Roy S. Kim	2020	331,850	322,498	654,348
	2019	329,266	322,496	651,762
	2018	320,121	314,996	635,117

For 2020, the aggregate number of performance unit and restricted stock awards granted on January 8, 2021 was based on 150% of 2021 base salaries for each executive, in each case, divided by the closing common stock price on January 8, 2021 of $5.69. Such aggregate dollar opportunity was then allocated 50% to performance unit awards and 50% to restricted stock.

The performance units awarded for 2020 are similar to performance units granted for 2019 and 2018 in that they include specific metrics against which our performance is to be measured, including relative economic return, absolute economic return and relative total stockholder return and are potentially convertible into shares of our common stock following a three-year performance period. For the 2020 awards, the performance period commences January 1, 2021 and ends December 31, 2023.  The number of shares of our common stock into which the performance units are convertible is dependent on satisfaction of the performance metrics during the performance period, calculated independently for each metric and are subject to service conditions.  Because the performance units awarded are subject to performance conditions, the grant date fair value was based on management’s estimate of the probable outcome for each nonmarket-based performance metric, and a quantitative simulation for the relative total stockholder return performance metric, resulting in an aggregate fair value estimate of $5.86 per unit. Assuming we meet or exceed maximum performance levels for all of the performance metrics, in which case the units will convert into shares of common stock equal to twice the number of units granted, Messrs. Reinsch, Phillips, Spears, and Kim would receive shares of common stock worth of $937,500, $562,500, $900,000, and $645,000, respectively, based on the $5.69 January 8, 2021 grant date closing common stock price.

The restricted stock awarded for 2020 will vest three years from the date of grant on the first business day of 2024, subject to service conditions.  The fair value of these awards was based on the closing stock price on the date of grant.

For 2019, the aggregate number of performance unit and restricted stock awards granted on January 2, 2020 was based on 150% of 2020 base salaries for each executive, in each case, divided by the closing common stock price on January 2, 2020 of $7.86. Such aggregate dollar opportunity was then allocated 50% to performance unit awards and 50% to restricted stock.

EXECUTIVE COMPENSATION

The 2019 performance units are potentially convertible into our common stock after conclusion of a three-year performance period ending December 31, 2022. These units were valued at $8.03 per unit using the same methodology described above for the 2020 grants. The 2019 restricted stock awards were valued at $7.86 and will vest on the first business day of 2023, subject to service conditions.

For 2018, the aggregate number of performance unit and restricted stock awards granted on January 3, 2019 was based on 150% of 2019 base salaries for Messrs. Reinsch, Spears and Kim and 100% of 2019 base salary for Mr. Phillips, in each case, divided by the closing common stock price on January 2, 2019 of $6.76. Such aggregate dollar opportunity was then allocated 50% to performance unit awards and 50% to restricted stock.

The 2018 performance units are potentially convertible into our common stock after conclusion of a three-year performance period ending December 31, 2021. These units were valued at $6.87 per unit using the same methodology described above for the 2019 grants. The 2018 restricted stock awards were valued at $6.76 and will vest on the first business day of 2022, subject to service conditions.

Our executives are entitled to receive all dividends and any other distributions declared from the date of grant with respect to the shares of our common stock into which the performance units are ultimately converted, if any, as if such shares had been issued on the date of grant.  Similarly, upon vesting, holders of the restricted stock will be entitled to receive dividends and any other distributions declared from the date of grant through the vesting date.

(b)	Amounts in the table below include aggregate cash payments pursuant to our 2020, 2019 and 2018 annual incentive compensation programs and dividend equivalents earned on DERs for all years presented.

	Year	Annual Incentive Compensation Program ($)	Dividend Equivalents Earned ($)	Total Non-Equity Incentive Program Compensation ($)
Phillip A. Reinsch	2020	273,438	120,000	393,438
	2019	210,938	94,000	304,938
	2018	820,128	98,000	918,128
Lance J. Phillips	2020	153,125	69,000	222,125
	2019	108,900	47,000	155,900
	2018	253,072	36,750	289,822
Robert R. Spears, Jr.	2020	262,500	120,000	382,500
	2019	202,500	94,000	296,500
	2018	787,323	98,000	885,323
Roy S. Kim	2020	188,125	84,000	272,125
	2019	157,500	58,750	216,250
	2018	524,882	61,250	586,132

Under the 2020 annual incentive compensation program, each executive had target opportunities equal to 125% of their 2020 base salaries.

Under the 2019 annual incentive compensation program, Messrs. Reinsch, Spears and Kim had target opportunities equal to 125% of their 2019 base salaries.  Mr. Phillips had a target opportunity equal to 100% of his 2019 base salary.

Under the 2018 annual incentive compensation program, Messrs. Reinsch, Spears and Kim had target opportunities equal to 125% of their 2018 base salaries.  Mr. Phillips had a target opportunity equal to 75% of his 2018 base salary.

DERs represent notional common stock, which entitle the holder to cash payments, referred to as dividend equivalents, equal to the per share dividend amounts declared on our common stock. DERs outstanding during 2020 were as follows: 200,000 for Mr. Reinsch, 115,000 for Mr. Phillips, 200,000 for Mr. Spears, and 140,000 for Mr. Kim.

(c)

Amounts in the table below include expenses recognized for the year ended December 31, 2020 for (i) matching contributions made by us pursuant to our qualified defined contribution retirement plan, (ii) matching contributions made by us pursuant to our nonqualified deferred compensation plan, (iii) insurance premiums paid or reimbursed by us and (iv) Company matches under a charitable gift matching program.

	Reinsch ($)	Phillips ($)	Spears ($)	Kim ($)
Qualified defined contribution retirement plan	17,100	17,100	17,100	17,100
Nonqualified deferred compensation plan	38,069	10,434	35,400	18,150
Insurance premiums	6,376	4,075	3,348	3,560
Charitable gift matching program	2,500	2,500	2,500	2,500
	64,045	34,109	58,348	41,310

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards*

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	(a)	Threshold (#)	Target (#)	Maximum (#)
Phillip A. Reinsch	1-2-20		29,819	59,637	119,274		478,587
	1-2-20					59,637	468,747
Lance J. Phillips	1-2-20		16,698	33,396	66,792		268,003
	1-2-20					33,396	262,493
Robert R. Spears, Jr.	1-2-20		28,626	57,251	114,502		459,439
	1-2-20					57,251	449,993
Roy S. Kim	1-2-20		20,515	41,030	82,060		329,266
	1-2-20					41,030	322,496

*

Columns for “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” “All Other Option Awards” and “Exercise or Base Price of Option Awards” have been omitted because they were not applicable.

(a)

On January 2, 2020, the compensation committee awarded performance units and restricted stock for 2019 pursuant to our long-term incentive compensation program. The aggregate number of performance units and restricted stock awarded was based on 150% of 2020 base salaries for each executive, in each case divided by the closing common stock price on January 2, 2020 of $7.86. Such aggregate dollar opportunity was then allocated 50% to performance units and 50% to restricted stock.

The performance units include specific metrics against which our performance is to be measured, including relative economic return, absolute economic return and relative total stockholder return and are potentially convertible into shares of our common stock following a three-year performance period that began on January 1, 2020 and ends December 31, 2022. The number of shares of our common stock into which the units are convertible is dependent on satisfaction of the performance metrics during the performance period, calculated independently for each metric. Because the awards are subject to these performance conditions, the grant date fair value was based on management’s estimate of the probable outcome for each nonmarket-based performance metric, and a quantitative simulation was used to value the portion of the award based on the relative total stockholder return performance metric, resulting in an aggregate fair value estimate of $8.03 per unit.

If we meet the target performance levels for all of the performance metrics, the units will convert into shares of common stock equal to the number of units granted. If we meet or exceed the maximum performance levels for all of the performance metrics, the units will convert into shares of common stock equal to twice the number of units granted. Conversely, if we only meet the threshold performance levels for all of the performance metrics, the units will convert into shares of common stock equal to one-half the number of units granted, and below these threshold performance levels, the units will expire without converting into any shares of common stock. The actual shares issued will be based on straight-line interpolations between the indicated performance levels established separately for each performance metric, as necessary. Any such shares into which the units are convertible will be issued following the end of the three-year performance period. Our executives are entitled to receive all dividends and any other distributions declared from the date of grant with respect to the shares of our common stock into which the units are ultimately converted, if any, as if such shares had been issued on the date of grant.

The restricted stock will vest on the first day of business of 2023, subject to service conditions.  On that date holders will be entitled to receive dividends and any other distributions declared from the date of grant through the vesting date.

EXECUTIVE COMPENSATION

Narrative to Our Summary Compensation and Grant of Plan-Based Awards Tables

Short-term Incentive Compensation Short-term incentive compensation amounts in 2020 included (i) potential payouts on an annual incentive compensation program based on our economic returns measured on an absolute basis, relative operating cost efficiency and achievement of individual goals and objectives and (ii) dividends paid on outstanding DERs. Further detail on our short-term incentive compensation can be found in the Short-Term Incentives section of our Compensation Discussion and Analysis on page 20. Annual incentive compensation program payouts to our NEOs for 2020 equaled 44% of 2020 base salaries (35% of target opportunity) and accounted for 13% of total 2020 compensation, as measured for proxy compensation purposes.

Long-term Incentive Compensation Long-term incentive compensation amounts for 2020 consisted of performance units and restricted stock awarded on January 8, 2021. Further detail on our long-term incentive compensation can be found in the Long-Term Incentives section of our Compensation Discussion and Analysis on page 21.

Performance-based elements of our long-term incentive compensation awarded our NEOs equaled 24% of total 2020 compensation, as measured for proxy compensation purposes. Combining 2020 short-term incentive compensation payouts with performance units awarded for 2020, 43% of total 2020 compensation for our NEOs was performance-based.

CEO Pay Ratio Our median employee’s annual total compensation for 2020 was approximately $211,000. As a result, we estimated that Mr. Reinsch’s 2020 total compensation of approximately $2.1 million, as reflected in the Summary Compensation Table on page 25, was approximately 9.7 times that of our median employee in 2020.  We used a comprehensive population analysis based on total compensation at December 31, 2020 to determine our median employee.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End*

Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Phillip A. Reinsch	1-2-20(a)	29,819(a)	191,140(a)
	1-2-20(b)	59,637(b)	382,273(b)
	1-3-19(a)	34,671(a)	238,536(a)
	1-3-19(b)	69,341(b)	477,066(b)
	1-3-18(a)	32,703(a)	241,021(a)
	1-3-18(b)	43,604(b)	321,361(b)
Lance J. Phillips	1-2-20(a)	16,698(a)	107,034(a)
	1-2-20(b)	33,396(b)	214,068(b)
	1-3-19(a)	12,204(a)	83,964(a)
	1-3-19(b)	24,408(b)	167,927(b)
	1-3-18(a)	6,541(a)	48,207(a)
	1-3-18(b)	13,081(b)	96,407(b)
Robert R. Spears, Jr.	1-2-20(a)	28,626(a)	183,493(a)
	1-2-20(b)	57,251(b)	366,979(b)
	1-3-19(a)	33,284(a)	228,994(a)
	1-3-19(b)	66,568(b)	457,988(b)
	1-3-18(a)	31,395(a)	231,381(a)
	1-3-18(b)	41,860(b)	308,508(b)
Roy S. Kim	1-2-20(a)	20,515(a)	131,501(a)
	1-2-20(b)	41,030(b)	263,002(b)
	1-3-19(a)	23,299(a)	160,297(a)
	1-3-19(b)	46,597(b)	320,587(b)
	1-3-18(a)	20,930(a)	154,254(a)
	1-3-18(b)	27,906(b)	205,667(b)
*	Columns for “Option Awards” and non-equity incentive plan “Stock Awards” have been omitted because they were not applicable.
(a)

Amounts represent performance units granted on January 2, 2020, January 3, 2019 and January 3, 2018 and their respective market values, including deferred dividends, calculated using the December 31, 2020 closing stock price of $5.81 and related threshold performance levels as set out in each award are achieved. Such units are potentially convertible into shares of our common stock following three-year performance periods ending on December 31, 2022, 2021 and 2020, respectively. NEOs are entitled to receive all dividends and any other distributions declared from the date of grant with respect to the shares of common stock into which the units are ultimately converted, if any, as if such common stock had been issued on the date of grant. Related deferred dividends for each NEO calculated at the threshold return level were as follows as of December 31, 2020:

Grant Date	Reinsch ($)	Phillips ($)	Spears ($)	Kim ($)
1-2-2020	17,891	10,019	17,176	12,309
1-3-2019	37,098	13,058	35,614	24,930
1-3-2018	51,017	10,204	48,976	32,651

(b)

Amounts represent shares of restricted stock granted on January 2, 2020, January 3, 2019 and January 3, 2018 and their respective market values, including deferred dividends, calculated using the December 31, 2020 closing stock price of $5.81.  Dividends and any other distributions are deferred until vesting on the first business day of 2023, 2022 and 2021, respectively.  Related deferred dividends for each NEO were as follows as of December 31, 2020:

Grant Date	Reinsch ($)	Phillips ($)	Spears ($)	Kim ($)
1-2-2020	35,782	20,038	34,351	24,618
1-3-2019	74,195	26,117	71,228	49,859
1-3-2018	68,022	20,406	65,302	43,533

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested*

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Phillip A. Reinsch	28,818(a)	228,527(a)
	– (b)	–
Robert R. Spears, Jr.	27,617(a)	219,003(a)
	– (b)	–
Roy S. Kim	18,011(a)	142,827(a)
	– (b)	–

*	Columns for “Option Awards” have been omitted because they were not applicable.
(a)

Amounts represent the number of shares of restricted stock vested on January 3, 2020 and their market value, including deferred dividends, calculated using the January 3, 2020 closing stock price of $7.93 for service-based restricted stock awards granted on January 3, 2017 as a component of our 2016 long-term incentive program.

(b)

Under the terms of the applicable performance criteria, no shares of common stock were issuable on conversion of performance units granted on January 3, 2017 as a component of our 2016 long-term incentive.

Nonqualified Deferred Compensation*

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(a)	Aggregate Earnings in Last FY ($)(b)	Aggregate Balance at Last FYE ($)(a)(c)
Phillip A. Reinsch	49,218	38,069	572,340	4,314,690
Lance J. Phillips	19,622	10,434	29,954	142,150
Robert R. Spears, Jr.	57,750	35,400	348,550	4,524,391
Roy S. Kim	18,150	18,150	470	217,285

*	Column for “Aggregate Withdrawals/Distributions” was omitted because it was not applicable.
(a)	Amounts included in the “Summary Compensation Table” of this proxy statement, as appropriate.
(b)	Amounts are not included in the “Summary Compensation Table” of this proxy statement because plan earnings were not preferential or above market.
(c)

Amounts include all employer contributions made since inception of our deferred compensation plan which were previously reported in the “Summary Compensation Table” in the proxy statements for prior years, as follows:

Name	Registrant Contributions in Last FY ($)	Previous Years ($)	Total ($)
Phillip A. Reinsch	38,069	631,018	669,087
Lance J. Phillips	10,434	27,961	38,395
Robert R. Spears, Jr.	35,400	839,643	875,043
Roy S. Kim	18,150	77,402	95,552

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change-in-Control

Name	Executive Benefits and Payments upon Termination	Voluntary or For-Cause Involuntary Termination or Retirement ($)	Involuntary Not-for-Cause Termination ($)	Termination from Dissolution or Liquidation ($)	Death ($)	Change-in- Control with Involuntary Not-for-Cause Termination ($)
P. Reinsch	Severance/change in control agreement(a)	–	1,250,000	3,066,500	1,250,000	3,066,500
	Nonqualified deferred compensation(b)	4,314,690	4,314,690	4,314,690	4,314,690	4,314,690
	Acceleration of nonvested stock awards(c)	–	–	1,180,701	1,180,701	1,180,701
	Acceleration of nonvested performance units(d)	–	–	1,341,381	927,827	1,341,381
		4,314,690	5,564,690	9,903,272	7,673,218	9,903,272
L. Phillips.	Severance/change in control agreement(a)	–	525,000	1,317,250	525,000	1,317,250
	Nonqualified deferred compensation(b)	126,792	126,792	126,792	126,792	126,792
	Acceleration of nonvested stock awards(c)	–	–	478,402	478,402	478,402
	Acceleration of nonvested performance units(d)	–	–	478,402	279,561	478,402
		126,792	651,792	2,400,846	1,409,755	2,400,846
R. Spears, Jr.	Severance/change in control agreement(a)	–	1,200,000	2,954,000	1,200,000	2,954,000
	Nonqualified deferred compensation(b)	4,524,391	4,524,391	4,524,391	4,524,391	4,524,391
	Acceleration of nonvested stock awards(c)	–	–	1,133,475	1,133,475	1,133,475
	Acceleration of nonvested performance units(d)	–	–	1,287,729	890,717	1,287,729
		4,524,391	5,724,391	9,899,595	7,748,583	9,899,595
R. Kim	Severance/change in control agreement(a)	–	860,000	2,117,750	860,000	2,117,750
	Nonqualified deferred compensation(b)	217,285	217,285	217,285	217,285	217,285
	Acceleration of nonvested stock awards(c)	–	–	789,257	789,257	789,257
	Acceleration of nonvested performance units(d)	–	–	892,098	610,092	892,098
		217,285	1,077,285	4,016,390	2,476,634	4,016,390

(a)

Pursuant to board-adopted severance/change in control (“CIC”) agreements, our NEOs will not be entitled to a severance or CIC payment if (i) the executive voluntarily terminates his employment, other than because of a reduction in base salary or officer grade, or an office relocation which requires travel from his primary residence to such new location of an additional 50 or more miles each way; (ii) the executive fails to return to work following an approved leave of absence, or (iii) we terminate the executive for cause.  A severance payment is triggered if an NEO is terminated either a) involuntarily without cause or b) voluntarily by the NEO for good reason.  “Good Reason” shall include (i) a reduction in the executive’s base salary; (ii) a material diminution in the executive’s duties and job responsibilities; or (iii) a significant relocation of our executive offices.  Severance payments are calculated as two times base salary for Messrs. Reinsch, Spears and Kim and one and one-half times base salary for Mr. Phillips.

Our NEOs are entitled to CIC payments if their employment during the 24-month period following a CIC is terminated either a) involuntarily without cause or b) voluntarily by the NEO for good reason.  Messrs. Reinsch, Spears and Kim are entitled to receive a CIC payment equal to two times annual base salary as of the date of the CIC, a bonus payment equal to two times the annual incentive compensation program targeted payout on that date, DERs payments received for each of the eight quarters preceding the CIC, and six quarters of group medical benefits continuation costs for the executive and any covered dependents.  For Mr. Phillips, CIC payments are calculated in a similar fashion based on one and one-half times base salary and targeted annual incentive compensation, together with six quarters of DERs payments and medical benefits.  For purposes of this table, medical benefits are estimated at $40,000 for each NEO.

(b)

Amount represents the vested account balance of each executive as shown in the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation table on page 30. The amounts are shown as a single lump sum payment regardless of whether an election to receive such payments over time has been made.

(c)

Amounts represent the value of nonvested stock awards outstanding as of December 31, 2020 calculated using the closing stock price of $5.81 on that date together with related deferred dividends, subject to applicable vesting provisions. These awards and rights to receive deferred dividends will expire in the event an executive leaves us by reason of voluntary or involuntary discharge, retirement, or the executive reduces his scheduled work hours per week (subject to management’s discretion).

In the event of a dissolution or liquidation of Capstead or the death of the executive, these awards will automatically vest in full, including rights to receive deferred dividends.

In the event of a CIC and the executive’s employment is terminated at any time within 24 months of the CIC without cause or by the individual with good reason, these awards will automatically vest in full, including rights to receive deferred dividends.

(d)

Amounts represent the aggregate value of shares of common stock associated with performance units outstanding as of December 31, 2020 calculated using the closing stock price of $5.81 on that date together with related deferred dividends, subject to applicable vesting and conversion provisions.  The units, including the right to related deferred dividends, expire in the event an executive leaves us by reason of voluntary or involuntary discharge, retirement, or the executive reduces his scheduled work hours per week (subject to compensation committee discretion).

In the event of a dissolution or liquidation of Capstead, each unit issued will convert into one share of common stock and related deferred dividends will be paid.

In the event of death prior to the end of a performance period, the units will convert into the same number of shares of common stock with related deferred dividends that would have otherwise been applicable for the performance period multiplied by a fraction, the numerator of which is the number of years during the related performance period in which the executive was alive for any portion of such year and the denominator of which is three.  For purposes of this table, it is assumed target performance levels set out in each award are achieved.

In the event of a CIC and the executive’s employment is terminated at any time within 24 months of the CIC without cause or by the individual with good reason, each unit will be converted into one share of common stock and related deferred dividends will be paid. In such an event, the conversion date shall be the date of the occurrence of the CIC.

EQUITY COMPENSATION PLANS

EQUITY COMPENSATION PLANS

The following table provides information, as of December 31, 2020, with respect to our stockholder approved equity compensation plan under which our common stock is authorized for issuance.  As of December 31, 2020, no equity securities were authorized for issuance under equity compensation plans not approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (#)
Equity compensation plans approved by stockholders:
Amended and Restated 2014 Flexible Long-Term Incentive Plan	1,162,730(a)	n/a(a)	2,454,061

(a)

Shares reserved are associated with performance units awarded our NEOs. We reserved the maximum number of shares of common stock issuable under the terms of these performance units. The actual shares issuable will be dependent on meeting or exceeding specified performance levels determined after the conclusion of three-year performance periods, as well as satisfying service conditions. To the extent any such shares of common stock reserved are not issued, the number of securities available for future issuance will be increased. Accordingly, 295,034 shares of common stock reserved pursuant to performance units issued to our NEOs in 2018 became available for future issuance subsequent to year-end.

audit committee

AUDIT COMMITTEE

Our audit committee is governed by a written charter adopted by our board that can be found on our website at www.capstead.com by clicking “Investor Relations,” “Corporate Governance” and “Committee Charters.” The committee is composed of three independent directors, each of whom has been determined by our board to be audit committee financial experts in addition to being financially literate and independent in accordance with the NYSE Listed

Company Manual and our Board of Directors’ Guidelines. Neither our charter nor this report shall be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed. The following is the committee’s report regarding the execution of its responsibilities during 2020.

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The role of our audit committee is to assist our board in its oversight of the quality and integrity of our accounting, auditing and financial reporting practices and the independence and performance of Ernst & Young LLP, our independent registered public accounting firm. As set forth in our charter, the committee’s job is one of oversight. Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designated to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on our internal control over financial reporting. In addition, Ernst & Young LLP is responsible for reviewing our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with us any issues they believe should be raised with the committee.

We met with Ernst & Young LLP to review and discuss the overall scope and plans for the audit of our consolidated financial statements and its internal control over financial reporting for the year ended December 31, 2020. We reviewed and discussed with management and Ernst & Young LLP (both alone and with management present) our audited consolidated financial statements and the overall quality of our financial reporting. We also reviewed the report of management contained in our annual report on Form 10-K for the fiscal year ended December 31, 2020, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included therein related to its audit. We also discussed other matters with Ernst & Young LLP and management including financial risk management, cybersecurity and other technology matters, and tax and legal matters.

In addition, we discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (as adopted by the Public Company Accounting Oversight Board in Rule 3200T). Ernst & Young LLP has provided us with the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with us concerning independence. We discussed with Ernst & Young LLP their independence and have concluded they are independent from us.

The members of the committee are not currently professionally engaged in the practice of auditing or accounting and as such, cannot be considered experts in the field of auditing or accounting, including with respect to auditor independence. Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and Ernst & Young LLP. Accordingly, our activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that (i) the audit of our consolidated financial statements has been carried out in accordance with generally accepted auditing standards, (ii) our consolidated financial statements are presented in accordance with generally accepted accounting principles or (iii) Ernst & Young LLP is in fact independent.

Based upon our receipt and review of the various materials and assurances described above and our discussions with management and Ernst & Young LLP, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, we recommended to our board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, to be filed with the SEC.

AUDIT COMMITTEE Gary Keiser, Chairman Michelle Goolsby Mike O’Neil

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

For purposes of this proxy statement, a “beneficial owner” means any person who, directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise has or shares:

(i)	voting power, which includes the power to vote, or to direct the voting of, our common stock; and/or

(ii)	investment power, which includes the power to dispose, or to direct the disposition, of our common stock.

A person is also deemed the beneficial owner of our common stock if that person has the right to acquire beneficial ownership of our common stock at any time within 60 days of the annual meeting record date.

Security Ownership of Management

Listed in the following table and footnotes is certain information regarding the beneficial ownership of our common stock as of March 17, 2021, by each of our directors and executive officers listed in the Summary Compensation Table and by all of our directors and executive officers as a group. Each beneficial owner has sole voting and investment power with respect to all shares of our common stock that he or she beneficially owns.

Name of Beneficial Owner	Number of Shares of our Common Stock Beneficially Owned		Percent of Class
Pat Augustine	12,020	(a)	*
Jack Biegler	110,155	(b)	0.1
Michelle P. Goolsby	68,745	(b)	*
Gary Keiser	89,678	(b)	*
Christopher W. Mahowald	269,914	(b)	0.3
Michael G. O’Neil	93,759	(b)	0.1
Mark S. Whiting	90,455	(b)	*
Roy S. Kim	247,339	(c)	0.3
Lance J. Phillips	145,401	(c)	0.2
Phillip A. Reinsch	532,234	(c)	0.6
Robert R. Spears, Jr.	675,597	(c)	0.7
All of our directors and executive officers as a group (11 persons)	2,335,297		2.4

*	Denotes less than one-tenth of one percent of our common stock outstanding.
(a)	Includes 12,020 unvested stock awards granted on August 18, 2020 to our independent director, all which vest in full on May 1, 2021.
(b)	Includes 12,336 unvested stock awards granted on July 29, 2020 to our independent directors, all which vest in full on May 1, 2021.

(c)	Ownership amounts include unvested service-based stock awards as follows:

Grant Date	Reinsch	Spears	Kim	Phillips
January 8, 2021(1)	82,381	79,086	56,678	49,428
January 2, 2020(1)	59,637	57,251	41,030	33,396
January 3, 2019(1)	69,341	66,568	46,597	24,408
	211,359	202,905	144,305	107,232

(1)

In connection with providing our NEOs with long-term incentives, our compensation committee granted service-based restricted stock awards that vest three years from the date of grant. See the Outstanding Equity Awards at Fiscal Year End table on page 29 for further information.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Certain Beneficial Owners

The following table sets forth the ownership of our common stock by the persons known by us to be beneficial owners of more than five percent of our outstanding common stock as of the close of business on March 17, 2021. Information is based on a review of filings made with the SEC on Schedule 13G. The percent of class is based on 96,847,910 shares outstanding as of March 17, 2021.

Name and Address of Beneficial Owner	Number of Shares of our Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc 55 East 52nd Street New York, NY 10055	17,482,169(a)	18.1%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	10,181,995(b)	10.5%
T. Rowe Price Associates, Inc 100 E. Pratt Street Baltimore, MD 21202	7,068,203(c)	7.3%
Paradice Investment Mgmt, LLC 257 Fillmore Street, Suite 200 Denver, CO 80206	5,597,071(d)	5.8%

(a)	BlackRock, Inc. had sole voting power with respect to 16,918,566 shares of our common stock and sole dispositive power with respect to 17,482,169 shares of our common stock.
(b)

The Vanguard Group had shared voting power with respect to 106,355 shares of our common stock, sole dispositive power with respect to 9,990,945 shares of our common stock, and shared dispositive power with respect to 191,050 shares of our common stock.

(c)	T. Rowe Price Associates, Inc. had sole voting power with respect to 2,151,813 shares of our common stock and sole dispositive power with respect to 7,068,203 shares of our common stock.

(d)	Paradice Investment Mgmt, LLC had sole voting power with respect to 3,535,769 shares of our common stock and shared dispositive power with respect to 5,597,071 shares of our common stock.

PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL TWO – ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In the Compensation Discussion and Analysis section of this Proxy Statement we state that our compensation philosophy is to provide “competitive, performance-based compensation programs to attract, motivate and retain employees vital to our long-term financial success and creation of stockholder value.” Accordingly, we emphasize a strong pay-for-performance alignment in the design of our compensation programs by linking key compensation elements directly to our relative and absolute performance. We believe this is reinforced by policies requiring our executive officers to own a meaningful amount of our common stock. Accordingly, a significant portion of compensation paid to our executive officers is in the form of shares of common stock, which together with share ownership requirements, provides a significant alignment of interest with our stockholders.

Section 14A of the Securities Exchange Act of 1934 requires that we submit to our stockholders an advisory (non-binding) resolution to approve the compensation of our executive officers at least once every three years (sometimes referred to as “say-on-pay”). Following the recommendation of our stockholders, our board has chosen to hold this vote every year and accordingly submits the following advisory (non-binding) resolution on executive compensation. This advisory (non-binding) vote allows you to express your opinion regarding the decisions of the compensation committee with respect to executive compensation. Your opinion, although non-binding, will serve as a tool to guide the committee in continuing to improve the alignment of our executive compensation programs with the interests of our stockholders. At our 2020 annual meeting of stockholders, over 98% of the votes cast supported the compensation paid or awarded to our NEOs in 2019.

The Board unanimously recommends that our stockholders indicate their support of our executive compensation by voting FOR the following non-binding resolution:

RESOLVED, that stockholders approve, on an advisory (non-binding) basis, the compensation of our executive officers in 2020, as such compensation is disclosed pursuant to the compensation rules of the SEC, included in the Compensation Discussion and Analysis of this proxy statement, accompanying compensation tables and the other narrative executive compensation disclosures required by such rules (proposal 2).

Because your vote is advisory in nature, it will not have any effect on compensation already paid or awarded to any of our executive officers and will not be binding on our compensation committee or our board. However, the committee will take into account the outcome of the vote when considering future executive compensation decisions.

PROPOSAL THREE – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

PROPOSAL THREE – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Ernst & Young LLP has audited our financial statements since we commenced operations in 1985. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the committee will reconsider whether or not to retain them. Even if the selection is ratified, the committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of our stockholders.

Our audit committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. The committee pre-approves all audit and non-audit services provided to us by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The committee has delegated pre-approval authority to its chair to expedite the delivery of services as necessary. Our independent registered public accounting firm and management are required to periodically report to the committee regarding the extent of services provided in accordance with this pre-approval and the fees for the services performed to date. The committee approved all fees paid to Ernst & Young LLP during the past three years with no reliance on the de minimis exception established by the SEC for approving such services. Services provided by Ernst & Young LLP during 2020 included the audit of our annual financial statements and our internal control over financial reporting. Services also included the limited review of unaudited quarterly financial information, review and consultation regarding filings with the SEC and the Internal Revenue Service, procedures performed on behalf of our underwriters in connection with public offerings of our common and preferred stock, assistance with management’s evaluation of internal accounting controls, and consultation on financial and tax accounting and reporting matters. The committee has considered all fees provided by Ernst & Young LLP to us and concluded their involvement is compatible with maintaining their independence.

Fees for fiscal years ended December 31, 2020 and 2019 were as follows:

	Fiscal Year 2020	Fiscal Year 2019
Audit fees	$728,400	$731,400
Audit-related fees	–	–
Tax fees	–	2,000
All other fees	–	–
	$728,400	$733,400

Representatives of Ernst & Young LLP will be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.

RELATED PERSON TRANSACTIONS

RELATED PERSON TRANSACTIONS

We recognize that transactions involving significant relationships between us and our directors, executives or employees can present conflicts of interest and create the appearance that our decisions are based on considerations outside of our best interests and those of our stockholders. Therefore, it is our preference to avoid transactions involving such relationships. Nevertheless, we recognize there are situations where such transactions may be inconsistent with our best interests and those of our stockholders. Therefore, we have implemented certain policies and procedures intended to allow us to assess the propriety of such transactions.

Pursuant to our Board of Directors’ Guidelines, each of our directors must discuss with our governance & nomination committee any significant transaction that may affect his or her independence so that the committee can report any such transaction to our board, which has the authority to reject or ratify the transaction based upon our best interests and those of our stockholders. Also pursuant to our Board of Directors’

Guidelines, if a proposed transaction involves a director potentially diverting a corporate opportunity from us, the director pursuing such transaction must first present the transaction to our CEO who has the authority to determine our best interests and those of our stockholders with respect to such opportunity. In addition, our Code of Business Conduct and Ethics provides that a related person transaction involving an executive officer must be promptly reported to our board, and such transactions involving an employee or non-executive officer must similarly be reported to our CEO. Our Code of Business Conduct and Ethics also provides that our officers and employees must get our CEO’s authorization before they can divert a business opportunity away from us. In each of these situations our board and our CEO have the authority to determine our best interests and those of our stockholders in relation to any such transaction.

For the year ended December 31, 2020 there were no related person transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

STOCKHOLDER PROPOSALs

STOCKHOLDER PROPOSALS

Any stockholder proposal to be presented at our 2022 annual meeting of stockholders must be received by our stockholder relations department at 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404 no later than December 2, 2021 in order to be included in our proxy statement and form of proxy for such meeting. The proposal must comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. As to any proposal a stockholder intends to present to our stockholders other than by inclusion in our proxy statement for the 2022 annual meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless we receive notice of the matter to be proposed not later than February 15, 2022. Even if proper notice is received on or prior to February 15, 2022, the proxies named in management’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising our stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder(s) making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

OTHER MATTERS

Our board does not intend to bring any other business before our annual meeting of stockholders, and our board is not aware of any matters to be brought before the meeting other than those described in this proxy statement. As to any other business that may properly come before the meeting, our proxies intend to exercise their discretionary authority to vote on those matters.

additional information

ADDITIONAL INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement. That means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 31, 2020. We also incorporate by reference the information contained in all other documents we file with the SEC after the date of this proxy statement and prior to the annual meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at www.sec.gov. We make available on our website at www.capstead.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, investor presentations and press releases, including any amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. We also make available on our website free of charge charters for the committees of our board, our Board of Directors’ Guidelines, our Code of Business Conduct and Ethics, our Financial Code of Professional Conduct and other company information, including amendments to such documents and waivers, if any, to the codes. Hard copies will be furnished upon written request to Capstead Mortgage Corporation, Attention: Stockholder Relations, 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404.

You should rely only on the information contained in this proxy statement to vote on the matters presented herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 1, 2021. You should not assume the information contained in this proxy statement is accurate as of any date other than such date, and neither the mailing of this proxy statement to stockholders nor the approval of the proposals contained herein will create any implication to the contrary.

By order of the board of directors,

Lance J. Phillips

Secretary

April 1, 2021

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: Capstead Mortgage Corporation Annual Meeting of Stockholders For Stockholders as of record on March 17, 2021 DATE: Tuesday, May 11, 2021 09:00 AM, Central Daylight Time PLACE: To be held virtually -- please visit www.proxydocs.com/CMO for additional information on virtual meeting registration. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Phillip A. Reinsch and Lance J. Phillips, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Capstead Mortgage Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/CMO • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-256-1193 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Capstead Mortgage Corporation Annual Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR EACH OF THE NOMINEES LISTED BELOW AND PROPOSALS 2 and 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Directors FOR AGAINST ABSTAIN 1.01 Pat Augustine #P2# #P2# #P2# FOR 1.02 Jack Biegler #P3# #P3# #P3# FOR 1.03 Michelle P. Goolsby #P4# #P4# #P4# FOR 1.04 Gary Keiser #P5# #P5# #P5# FOR 1.05 Christopher W. Mahowald #P6# #P6# #P6# FOR 1.06 Michael G. O’Neil #P7# #P7# #P7# FOR 1.07 Phillip A. Reinsch #P8# #P8# #P8# FOR 1.08 Mark S. Whiting #P9# #P9# #P9# FOR FOR AGAINST ABSTAIN 2. To approve on an advisory (non-binding) basis our 2020 executive compensation. #P10# #P10# #P10# FOR 3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. #P11# #P11# #P11# FOR You must register to attend the meeting online and/or participate at www.proxydocs.com/CMO Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page - VIFL Date Signature (if held jointly) Date